 Exhibit 2.2

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

BRAVES ACQUISITION, LLC,

RCS CAPITAL CORPORATION,

THE SELLERS NAMED HEREIN,

and

THE SELLERS’ REPRESENTATIVE NAMED HEREIN

January 16, 2014

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	4.2	Authorization of Agreement	24
	4.3	Consents of Third Parties	24
	4.4	Capital Stock	24
	4.5	SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance	25
	4.6	Litigation; Compliance with Laws	26
	4.7	Material Adverse Effect	26
	4.8	Capital Necessary to Complete Transaction	26

5.	Further Agreements of the Parties		26

	5.1	Fulfillment of Obligations; Schedules; Contribution	26
	5.2	Notices, Consents and Approvals	27
	5.3	Operation of the Business	27
	5.4	Notices	28
	5.5	Fees and Expenses	28
	5.6	Access to Information	29
	5.7	Additional Financial Statements	29
	5.8	Financial Statement Cooperation; Financing	29
	5.9	Resignations; Releases	29
	5.10	Certain Tax Matters	30
	5.11	Certain Actions of Buyers	34

6.	Non-Competition and Related Covenants		34

	6.1	Non-Competition	34
	6.2	Non-Solicitation	34
	6.3	Confidentiality	35
	6.4	Enforcement, etc.	35

7.	Conditions to Closing		36

	7.1	Conditions to Obligations of Each Party	36
	7.2	Conditions to the Obligations of Buyers	36
	7.3	Conditions to the Obligations of Sellers	37

8.	Transactions at the Closing		38

	8.1	Documents to be Delivered by Sellers	38
	8.2	Documents to be Delivered by Buyer	38
	8.3	Payment	38
	8.4	Repayment of Indebtedness	38

9.	Survival of Representations and Warranties; Indemnification		39

	9.1	Survival	39
	9.2	Indemnification by Sellers	39
	9.3	Indemnification by Buyers	40
	9.4	Limitations on Liability	40
	9.5	Defense of Claims	40
	9.6	Set-Off	41
	9.7	Indemnity Payment as Purchase Price Adjustment	41

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	9.8	Adjustments for Insurance	41
	9.9	Payment of Liabilities	41
	9.10	Exclusive Remedies	41
	9.11	Punitive Damages	42
	9.12	No Right of Contribution	42

10.	Termination		42

	10.1	Termination	42
	10.2	Effect of Termination	43

11.	Miscellaneous		43

	11.1	Notices	43
	11.2	Finders	44
	11.3	Entire Agreement	44
	11.4	Interpretation	44
	11.5	Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial	45
	11.6	Severability	45
	11.7	Waiver	45
	11.8	Assignment; No Third Party Beneficiaries	45
	11.9	Publicity	45
	11.10	Sellers’ Representative	46
	11.11	Specific Performance	47
	11.12	Disclosure Generally	47
	11.13	Attorney’s Fees	47
	11.14	Counterparts	47

EXHIBITS

EXHIBIT A	Definitions

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

The parties to this Membership Interest Purchase Agreement (as it may be amended or supplemented, this “Agreement”), dated as of January 16, 2014, are RCS Capital Corporation, a Delaware corporation (“Parent”), Braves Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Buyer” and, together with Parent, “Buyers”), each of the individuals listed as “sellers” on the signature pages hereof (each, a “Seller,” and collectively, “Sellers”) and Timothy W. McAfee and William L. Mello, in their capacities as the Sellers’ representatives (collectively, the “Sellers’ Representative”). Buyers, Sellers and the Sellers’ Representative are each sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.” Except as otherwise herein provided, capitalized and other terms used but not defined in this Agreement have the respective meanings set forth on Exhibit A hereto.

This Agreement provides for the acquisition by Buyer of all the issued and outstanding Equity Interests of each of J.P. Turner & Company, L.L.C., a Georgia limited liability company (“JPTC”), and J.P. Turner & Company Capital Management, L.L.C., a Georgia limited liability company (“JPTCCM” and, together with JPTC, the “Companies”).

Accordingly, it is agreed as follows:

1.          Sale and Purchase of Membership Interests.

1.1           Purchase of Membership Interests. At the Closing, on the terms and subject to the conditions of this Agreement, Sellers shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, all of Sellers’ respective rights, title and interests in and to the membership interests listed next to each Sellers’ name on Schedule 3.2(a) (the “Membership Interests”), representing all of the issued and outstanding Equity Interests of the Companies, free and clear of all Liens, except as are imposed by applicable securities Laws, for the consideration specified in Section 2.2.

2.          Closing.

2.1           Date of Closing. Subject to the satisfaction or waiver of the conditions to Closing set forth herein, the closing of the sale and purchase of the Membership Interests (the “Closing”) shall take place at 10:00 A.M. local time at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036 (or at such other place as Buyer and the Sellers’ Representative may agree) on the fifth Business Day after the satisfaction or waiver of each of the conditions specified in Section 7 (other than such conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver thereof) or such other date and time as Buyer and the Sellers’ Representative may agree. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.” At the Closing, the Parties shall execute and deliver the documents referred to in Section 8, and each Seller shall be withdrawn from, and no longer be a member of, the Companies.

2.2           Purchase Price.

(a)          As full consideration for the Membership Interests: (i) at the Closing, Buyer shall pay or cause to be paid to Sellers (A) subject to Section 2.3(b), cash in an amount equal to $11,340,000 (the “Closing Cash Consideration”), plus the Positive NWC Adjustment (if any), minus the Negative NWC Adjustment (if any), plus (B) such number of validly issued, fully paid and non-assessable shares of Class A common stock, par value $0.001, of the Company (the “Issuer Common Stock”) determined by dividing (x) $4,860,000 by (y) the Closing Stock Price (the “Closing Stock Consideration” and together with the Closing Cash Consideration, the “Closing Purchase Price”); (ii) subject to the proviso below and Section 2.2(b), on the date that is the first anniversary of the Closing Date, Buyer shall pay or cause to be paid to Sellers (A) cash in an amount equal to $7,560,000 (the “Additional Cash Consideration”), plus (B) such number of validly issued, fully paid and non-assessable shares of Issuer Common Stock determined by dividing (x) $3,240,000, by (y) the Closing Stock Price (the “Additional Stock Consideration” and together with the Additional Cash Consideration, the “Additional Purchase Price”); provided, however, that, with respect to the fiscal year ending December 31, 2013, if either the Revenues of the Companies (the “2013 Revenues”) are less than 95% of the Target Revenues (as defined in Schedule 2.4) or the EBITDA of the Companies (the “2013 EBITDA”) is less than 95% of the Target EBITDA (as defined in Schedule 2.4), then the Additional Purchase Price shall be reduced by an amount (the “Price Reduction”) equal to the product of (a) the Additional Purchase Price, times (b) the Percentage Reduction (as defined below), with the Price Reduction allocated proportionately between the Additional Cash Consideration and the Additional Stock Consideration; and (iii) at the applicable times, Buyer shall make or cause to be made to Sellers the payments set forth in Section 2.4, if any. “Percentage Reduction” means an amount (but not less than 5%) equal to the greater of (1) the amount, expressed as a percentage, by which the 2013 Revenues are less than the Target Revenues or (2) the amount, expressed as a percentage, by which the 2013 EBITDA is less than the Target EBITDA. For illustration purposes only, see “Example 1” on Schedule 2.4. All payments by Buyer to Sellers under this Agreement shall be made in accordance with the Payment Instructions.  Each Buyer is authorized and entitled to rely absolutely and without any duty of investigation on the Payment Instructions, and shall have no liability or obligation whatsoever to any Seller or any other Person for any errors or information set forth in the Payment Instructions, including any allocation of any portion of the consideration to be paid hereunder.

(b)          Dispute Resolution.

(i)          Not later than 120 days after the date hereof, Buyer shall prepare and deliver to the Sellers’ Representative a statement setting forth Buyer’s good faith calculation of the 2013 Revenues and 2013 EBITDA (the “Initial Target Statement”), together with a schedule setting forth in reasonable detail the calculations supporting Buyer’s computation thereof.

(ii)         During the 30-day period following receipt of the Initial Target Statement, the Sellers’ Representative and the Sellers’ Representative’s advisors shall be permitted reasonable access, during normal business hours (and subject to the provisions of Section 6.3), to the records and work papers of Buyers and their accountants relating to the preparation of the Initial Target Statement and calculation of the 2013 Revenues and 2013 EBITDA set forth thereon.

(iii)        If the Sellers’ Representative does not deliver a Target Objection Notice (as defined below) within 30 days following its receipt of the Initial Target Statement, the Initial Target Statement and the 2013 Revenues and 2013 EBITDA set forth thereon shall be deemed to be final for all purposes of this Agreement (the Initial Target Statement determined in accordance with this Section 2.2(b)(iii) or as determined in accordance with Section 2.2(b)(iv), as the case may be, being the “Final Target Statement”).

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(iv)        In the event that the Sellers’ Representative elects to dispute the Initial Target Statement or the calculations set forth thereon, the Sellers’ Representative shall notify Buyer in writing within 30 days after his receipt of the Initial Target Statement, which notice (a “Target Objection Notice”) shall specify in reasonable detail the nature of the disagreement and the items and amounts in dispute. If the Sellers’ Representative delivers a Target Objection Notice, Buyer and the Sellers’ Representative shall attempt to resolve the dispute with respect to any such disputed items and to determine the final calculation of the 2013 Revenues and 2013 EBITDA through good faith negotiations. If Buyer and the Sellers’ Representative shall have failed to reach a written agreement with respect to all or any portion of such disputed items within the 30-day period following delivery of the Target Objection Notice by the Sellers’ Representative, the unresolved items shall be referred for resolution to the Neutral Auditors. During the review by the Neutral Auditors, Buyer and the Sellers’ Representative shall each make available to the Neutral Auditors such persons and such information, books, records and work papers as may be reasonably requested by the Neutral Auditors to fulfill their obligations hereunder. Each Party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter with the Neutral Auditors. The fees and expenses of the Neutral Auditors will be borne equally by Sellers, on the one hand, and Buyer, on the other hand. Each Party will bear the fees, costs and expenses of its own accountants and other advisors and all of its other expenses in connection with matters contemplated by this Section 2.2(b)(iv). The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Agreement and the presentations by Buyer and the Sellers’ Representative, or their respective representatives, and not by independent review, only the resolution of the disputed items. In resolving any such disputed items, the Neutral Auditors may not assign a value to such item greater than the greatest value for such item asserted by either Party or less than the smallest value for such item asserted by either Party. The Parties will use reasonable efforts to cause the Neutral Auditors to issue their resolution within 30 days after the submission of the disputed items to the Neutral Auditors. The Neutral Auditors’ resolution of the disputed items shall be set forth in a written statement delivered to Buyer and the Sellers’ Representative. Such resolution shall be deemed to be mutually agreed upon by Buyer and the Sellers’ Representative for all purposes of this Agreement and shall be final and binding on, and nonappealable by, the Parties. Each Party shall be entitled to have judgment entered upon such resolution, in a manner consistent with such resolution, in any court of competent jurisdiction. The Final Target Statement will consist of the applicable amounts from the Initial Target Statement (or amounts otherwise agreed to in writing by Buyer and the Sellers’ Representative as to items that have not been submitted for resolution to the Neutral Auditors) and the amounts determined by the Neutral Auditors as to the disputed items that were submitted for resolution by the Neutral Auditors. Any changes to the Initial Target Statement resulting from such resolution of the disputed items shall be made, and such Initial Target Statement, as so changed, shall be the Final Target Statement for all purposes of this Agreement and the 2013 Revenues and 2013 EBITDA set forth thereon shall be deemed to be final for all purposes of this Agreement, including the calculation of the Percentage Reduction and Price Reduction (if any) under Section 2.2(a).

2.3           Net Working Capital Adjustment.

(a)          Closing Calculations. No later than four Business Days prior to the Closing Date, Sellers shall prepare and the Sellers’ Representative shall deliver to Buyer a statement setting forth Sellers’ calculation, subject to Buyer’s reasonable approval (the “Closing Statement”), of their estimate of Net Working Capital (the “Estimated Closing Working Capital”) as of the Closing, together with a schedule setting forth in reasonable detail the calculations supporting Sellers’ computation thereof. Sellers shall prepare the Closing Statement, and the calculation of the Estimated Closing Working Capital, in good faith and in a manner consistent with the Applicable Accounting Principles and the manner of calculating Net Working Capital set forth in Schedule 2.3(a).

(b)          Preliminary Statement.

(i)          Not later than 120 days after the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a statement setting forth Buyer’s good faith calculation (the “Preliminary Statement”) of the Net Working Capital as of the Closing (the “Closing Working Capital”), together with a schedule setting forth in reasonable detail the calculations supporting Buyer’s computation thereof. The Closing Working Capital shall be determined in accordance with the Applicable Accounting Principles and the manner of calculating Net Working Capital set forth in Schedule 2.3(a).

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(ii)         Sellers shall cooperate with Buyers in the preparation of the Preliminary Statement. Each Party shall provide the other Party and such other Party’s accountants reasonable access, following reasonable advance notice during normal business hours (and subject to the provisions of Section 6.3), to its records and work papers for the purpose of preparing and reviewing the Preliminary Statement and shall promptly respond to all reasonable inquiries of the other Party with respect thereto.

(iii)        Subject to the terms and conditions hereof, if the Sellers’ Representative does not deliver an NWC Objection Notice (as defined below) within 30 days following its receipt of the Preliminary Statement, the Preliminary Statement and the Closing Working Capital set forth thereon shall be deemed to be final for all purposes under this Agreement (the final Preliminary Statement and Closing Working Capital set forth thereon determined in accordance with this Section 2.3(b)(iii) or as determined in accordance with Section 2.3(b)(iv), as the case may be, being the “Final Closing Working Capital Statement”).

(iv)        In the event that the Sellers’ Representative elects to dispute the Preliminary Statement or the calculations set forth thereon, the Sellers’ Representative shall notify Buyer in writing within 30 days after the Sellers’ Representative’s receipt of the Preliminary Statement, which notice (an “NWC Objection Notice”) shall specify in reasonable detail the nature of the disagreement and the items and amounts in dispute. If the Sellers’ Representative delivers an NWC Objection Notice, Buyer and the Sellers’ Representative shall attempt to resolve the dispute with respect to any such disputed items and to determine the final calculation of Closing Working Capital through good faith negotiations. If Buyer and the Sellers’ Representative shall have failed to reach a written agreement with respect to all or any portion of such disputed items within the 30-day period following delivery of the NWC Objection Notice by the Sellers’ Representative, the unresolved items shall be referred for resolution to the Neutral Auditors. During the review by the Neutral Auditors, Buyers and Sellers shall each make available to the Neutral Auditors such individuals and such information, books, records and work papers as may be reasonably requested by the Neutral Auditors to fulfill its obligations hereunder. Each Party hereto agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter with the Neutral Auditors. The fees and expenses of the Neutral Auditors will be borne equally by Sellers, on the one hand, and Buyers, on the other hand. Each Party will bear the fees, costs and expenses of its own accountants and all of its other expenses in connection with matters contemplated by this Section 2.3(b)(iv). The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Agreement and the presentations by Buyer and the Sellers’ Representative, or representatives thereof, and not by independent review, only the resolution of the disputed items. In resolving any such disputed items, the Neutral Auditors may not assign a value to such item greater than the greatest value for such item asserted by either Party or less than the smallest value for such item asserted by either Party. The Parties will use reasonable efforts to cause the Neutral Auditors to issue their resolution within 30 days after the submission of the disputed items to the Neutral Auditors. The Neutral Auditors’ resolution of the disputed items shall be set forth in a written statement delivered to Buyer and the Sellers’ Representative. Such resolution shall be deemed to be mutually agreed upon by Buyer and the Sellers’ Representative for all purposes of this Agreement and shall be final and binding on, and nonappealable by, the Parties. Each Party shall be entitled to have judgment entered upon such resolution, in a manner consistent with such resolution, in any court having jurisdiction. The Final Closing Working Capital Statement will consist of the applicable amounts from the Preliminary Statement (or amounts otherwise agreed to in writing by Buyer and the Sellers’ Representative as to items that have not been submitted for resolution to the Neutral Auditors) and the amounts determined by the Neutral Auditors as to the disputed items that were submitted for resolution by the Neutral Auditors. Any changes to the Preliminary Statement resulting from such resolution of the disputed items shall be made, and such Preliminary Statement, as so changed, shall be the Final Closing Working Capital Statement for all purposes under this Agreement.

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(c)          Post-Closing Adjustment. The “Actual Closing Working Capital” shall be an amount equal to the Closing Working Capital as set forth on the Final Closing Working Capital Statement as finally determined in accordance with Section 2.3(b).

(i)          If the Actual Closing Working Capital is greater than the Estimated Closing Working Capital, then Buyer shall pay Sellers an amount equal to such excess.

(ii)         If the Estimated Closing Working Capital is greater than the Actual Closing Working Capital, then Sellers shall pay Buyer an amount equal to such excess.

(iii)        If the Actual Closing Working Capital is equal to the Estimated Closing Working Capital, then no payment shall be due in respect of this Section 2.3.

(d)          Any payment required to be made pursuant to Section 2.3(c) shall be made within five (5) days after the Final Closing Working Capital Statement has been finally determined in accordance with Section 2.3(b)(iii) or 2.3(b)(iv), by wire transfer to Buyer or Sellers, as applicable, of immediately available funds to a designated account of Buyer or Sellers (as specified in the Payment Instructions), as applicable. Any amounts payable under Section 2.3(c) shall be treated as an adjustment to the Purchase Price for all purposes of this Agreement and all Tax purposes, unless otherwise required by applicable Tax Law.

2.4           Earn-Out.

(a)          Revenues and EBITDA Calculation.

(i)          Within 30 days following the preparation of the combined financial statements of the Companies for each of the fiscal years ending December 31, 2014, December 31, 2015 or December 31, 2016, as applicable, but in no event later than April 30 of the following year, Buyer shall prepare and deliver to the Sellers’ Representative a written statement setting forth Buyer’s good faith calculation of the Revenues and EBITDA of the Companies for the applicable fiscal year (each, an “Earn-Out Statement”), together with a schedule setting forth in reasonable detail the calculations supporting Buyer’s computation thereof.

(ii)         During the 30-day period following receipt of the applicable Earn-Out Statement, Buyer shall permit the Sellers’ Representative and Sellers’ Representative’s advisors reasonable access, following reasonable advance notice during normal business hours (and subject to the provisions of Section 6.3), to the records and work papers of Buyers and their accountants relating to the preparation of the calculations of the Revenues and EBITDA set forth thereon.

(iii)        If the Sellers’ Representative does not deliver an EO Objection Notice (as defined below) within 30 days following its receipt of the applicable Earn-Out Statement, such Earn-Out Statement and the Revenues and EBITDA set forth thereon shall be deemed to be final for all purposes under this Agreement (the applicable Earn-Out Statement and the Revenues and EBITDA set forth thereon determined in accordance with this Section 2.4(b)(iii) or as determined in accordance with Section 2.4(b)(iv), as the case may be, being the “Final Earn-Out Statement”).

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(iv)        In the event that the Sellers’ Representative elects to dispute an Earn-Out Statement or the calculations set forth thereon, the Sellers’ Representative shall notify Buyer in writing within 30 days after the Sellers’ Representative’s receipt of such Earn-Out Statement, which notice (an “EO Objection Notice”) shall specify in reasonable detail the nature of the disagreement and the items and amounts in dispute. If the Sellers’ Representative delivers an EO Objection Notice, Buyer and the Sellers’ Representative shall attempt to resolve the dispute with respect to any such disputed items and to determine the final calculation of the applicable Revenues and EBITDA through good faith negotiations. If Buyer and the Sellers’ Representative shall have failed to reach a written agreement with respect to all or any portion of such disputed items within the 30-day period following the delivery of the applicable EO Objection Notice by the Sellers’ Representative, the unresolved items shall be referred for resolution to the Neutral Auditors. During the review by the Neutral Auditors, Buyers and Sellers shall each make available to the Neutral Auditors such individuals and such information, books, records and work papers as may be reasonably requested by the Neutral Auditors to fulfill its obligations hereunder. Each Party hereto agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter with the Neutral Auditors. The fees and expenses of the Neutral Auditors will be borne equally by Sellers, on the one hand, and Buyers, on the other hand. Each Party will bear the fees, costs and expenses of its own accountants and all of its other expenses in connection with matters contemplated by this Section 2.4(a)(iv). The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Agreement and the presentations by Buyer and the Sellers’ Representative, or representatives thereof, and not by independent review, only the resolution of the disputed items. In resolving any such disputed items, the Neutral Auditors may not assign a value to such item greater than the greatest value for such item asserted by either Party or less than the smallest value for such item asserted by either Party. The Parties will use reasonable efforts to cause the Neutral Auditors to issue their resolution within 30 days after the submission of the disputed items to the Neutral Auditors. The Neutral Auditors’ resolution of the disputed items shall be set forth in a written statement delivered to Buyer and the Sellers’ Representative. Such resolution shall be deemed to be mutually agreed upon by Buyer and the Sellers’ Representative for all purposes under this Agreement and shall be final and binding on, and nonappealable by, the Parties. Each Party shall be entitled to have judgment entered upon such resolution, in a manner consistent with such resolution, in any court having jurisdiction. In respect of the applicable Earn-Out Statement, the Final Earn-Out Statement will consist of the applicable amounts from such Earn-Out Statement (or amounts otherwise agreed to in writing by Buyer and the Sellers’ Representative as to items that have not been submitted for resolution to the Neutral Auditors) and the amounts determined by the Neutral Auditors as to the disputed items that were submitted for resolution by the Neutral Auditors. Any changes to the applicable Earn-Out Statement resulting from such resolution of the disputed items shall be made, and such Earn-Out Statement, as so changed, shall be the Final Earn-Out Statement for all purposes under this Agreement.

(b)          Earn-Out Payments. Subject to Section 9.6:

(i)          On the later of May 15, 2015 or the date on which the Final Earn-Out Statement for 2014 becomes available, Buyer shall pay or cause to be paid to Sellers the 2014 Earn-Out Amount (as defined in Schedule 2.4), if any.

(ii)         On the later of May 15, 2016 or the date on which the Final Earn-Out Statement for 2015 becomes available, Buyer shall pay or cause to be paid to Sellers the 2015 Earn-Out Amount (as defined in Schedule 2.4), if any.

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(iii)        On the later of May 15, 2017 or the date on which the Final Earn-Out Statement for 2016 becomes available, Buyer shall pay or cause to be paid to Sellers the 2016 Earn-Out Amount (as defined in Schedule 2.4), if any.

(iv)        With respect to each Earn-Out Payment, if any, Buyer shall pay or cause to be paid to Sellers (A) cash in an amount equal to 50% of such Earn-Out Payment (the “Earn-Out Cash Consideration”), plus (B) such number of validly issued, fully paid and non-assessable shares of Issuer Common Stock equal to the quotient of (1) 50% of the applicable Earn-Out Payment, divided by (2) the Closing Stock Price (the “Earn-Out Stock Consideration” and (x) together with the Earn-Out Cash Consideration, the “Earn-Out Consideration” and (y) together with the Closing Stock Consideration and the Additional Stock Consideration, the “Stock Consideration”); provided that (I) any Seller may make an Election to increase the proportion of the Earn-Out Stock Consideration payable to such Seller in respect of any Earn-Out Payment up to 100% of the amount of such Earn-Out Payment and (II) the Earn-Out Cash Consideration shall in no event exceed 50% of the amount of any Earn-Out Payment. Notwithstanding anything in this Agreement to the contrary, no Earn-Out Payment shall exceed the Earn-Out Cap (as defined in Schedule 2.4).

(c)          From and after the Closing Date through December 31, 2016, Buyers will (i) maintain a separate set of accounts for the Companies as if they were a stand-alone company separate from the other subsidiaries of Parent and (ii) not take any action outside the ordinary course of business the primary purpose of which is to eliminate or reduce any Earn-Out Payment.

(d)          Each Seller acknowledges and agrees that (i) the payments set forth in this Section 2.4 are speculative and not guaranteed and subject to numerous factors outside the control of Buyers, (ii) neither Buyers nor any Affiliate thereof has promised or projected, and no Seller has relied on any statements regarding, any payments under this Section 2.4 or any amount of Revenues or EBITDA for any period following the Closing, (iii) other than the express covenants and agreements contained in this Agreement, neither Buyers nor any of their Affiliates (including, following the Closing, the Companies) owe any fiduciary duties or any other duties (express or implied) to Sellers, (iv) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship and (v) subject to compliance with Section 2.4(c), Buyers shall have sole discretion with respect to all matters relating to the operation of the Companies and their respective businesses and shall have no obligation to operate the Companies or their respective businesses in order to achieve any Earn-Out Payment or to maximize the amount thereof.

2.5           [Intentionally Omitted].

2.6           Withholding. Buyers shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the payments otherwise payable pursuant to this Agreement to Sellers such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law relating to Taxes. If Buyers determine that any amount of Taxes is required to be deducted and withheld pursuant to this Section 2.6, then, (a) Buyers shall notify the Sellers’ Representative of such determination not later than five Business Days prior to Closing, (b) any amounts deducted and withheld shall be paid over to the appropriate Tax Authority and (c) Buyers shall provide written proof to the Sellers’ Representative of such payment within five Business Days thereafter; provided that any amounts withheld shall be treated as though having been paid to Sellers, and Sellers shall be entitled to the benefit of any available refund or credit of such amounts withheld.

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2.7           Proration of Certain Amounts and Utilities.

(a)          All personal property Taxes and similar ad valorem obligations (other than real property Taxes) levied with respect to the assets of the Companies for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Buyer and Sellers as of the Closing Date in accordance with Section 5.10(a).

(b)          Sellers and Buyer further agree to prorate at Closing all other items which are normally prorated in connection with transactions similar to the transaction contemplated by this Agreement, with all such prorations being final.

(c)          Sellers shall be responsible for all utilities used in the conduct of the Business prior to the Closing Date. Buyer shall be responsible for all utilities used in the conduct of the Business on or after the Closing Date. Promptly upon receipt of any utility bill that includes charges for periods prior to the Closing Date, Buyer shall forward a copy of such utility bill to the Sellers’ Representative, and Sellers shall promptly pay to Buyer their pro rata share of such bill (based on the number of days prior to the Closing Date included in such bill as compared to the total number of days included in such bill).

2.8           Fractional Shares. No certificate or scrip representing fractional shares of Issuer Common Stock shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Notwithstanding any other provision of this Agreement, each Seller who would otherwise have been entitled to receive a fraction of a share of Issuer Common Stock shall receive (aggregating for this purpose all the shares of Issuer Common Stock such Seller is entitled to receive hereunder in respect of any payment), in lieu thereof, cash, without interest and subject to any required withholding pursuant to Section 2.6, in an amount equal to the product of (a) such fractional part of a share of Issuer Common Stock, times (b) the Closing Stock Price.

3.          Representations and Warranties of Sellers. Each Seller represents and warrants to Buyers (as specifically stated in this Section 3 and Section 11.2), jointly and severally as follows:

3.1           Organization and Authority; Title; Securities Laws Matters.

(a)          Power and Authorization of the Companies. Each Company is a limited liability company organized, validly existing and in good standing under the Laws of the State of Georgia and has the power and authority to own, lease and operate its properties as it now does and to carry on the Business. Each Company is duly qualified and in good standing in each other jurisdiction in which it is required to be qualified, except where the failure to be so qualified or licensed or in good standing, as the case may be, does not have a Seller Material Adverse Effect. All jurisdictions where each Company is qualified to do business are set forth on Schedule 3.1(a).

(b)          Power and Authorization of Sellers. The execution, delivery and performance by each Seller of this Agreement are within the power and authority of such Seller and, if applicable, have been duly authorized by all necessary action on the part of such Seller. This Agreement (i) has been duly executed and delivered by such Seller and (ii) is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and to the general principles of equity.

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(c)          Title. Each Seller is the record and beneficial owner of the outstanding Membership Interests set forth opposite such Seller’s name on Schedule 3.2(a), and has good and valid title to such Membership Interests, free and clear of all Liens, except as are imposed by applicable securities Laws. Each Seller has full right, power and authority to transfer and deliver to Buyer valid title to the Membership Interests held by such Seller, free and clear of all Liens, except as are imposed by applicable securities Laws. Immediately following the Closing, Buyer will be the record and beneficial owner of such Membership Interests, and have good and valid title to such Membership Interests, free and clear of all Liens, except as are imposed by applicable securities Laws or created by Buyer. Except pursuant to this Agreement, there is no contractual obligation pursuant to which such Seller has, directly or indirectly, granted any option or other right to any Person to acquire or vote or otherwise relating to any Membership Interests or other Equity Interests in any Company.

(d)          Access to and Evaluation of Information Concerning Parent; No General Solicitation. Each Seller has:

(i)          such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the acquisition of Issuer Common Stock pursuant to the terms of this Agreement, including the risk that such Seller could lose the entire value of the Stock Consideration, and has so evaluated the merits and risks of such investment;

(ii)         been given access to and an opportunity to examine such documents, materials and information concerning Parent as such Seller deems to be necessary or advisable in order to reach an informed decision as to an investment in Parent, to the extent that Parent possesses such information, has carefully reviewed and understands these materials and has had answered to such Seller’s full satisfaction any and all questions regarding such information;

(iii)        made such independent investigation of Parent, its management, and related matters as such Seller deems to be necessary or advisable in connection with its acquisition of Issuer Common Stock pursuant to the terms of this Agreement, and is able to bear the economic and financial risk of acquiring shares of Issuer Common Stock (including the risk that such Seller could lose the entire value of the Stock Consideration); and

(iv)        not been offered any shares of Issuer Common Stock by any means of general solicitation or general advertising.

(e)          Accredited Investor; No Public Distribution Intent. Each Seller is:

(i)          an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act, as amended by Section 413(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Rule 501 promulgated under the Securities Act with respect to the offer and sale of Issuer Common Stock pursuant to the terms of this Agreement; and

(ii)         acquiring Issuer Common Stock for such Seller’s own benefit and account for investment only and not with a view to, or for resale in connection with, a public offering or distribution thereof.

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(f)          No Registration; Transfer Restrictions. Each Seller acknowledges that the Stock Consideration has not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction, such shares of Issuer Common Stock are or will be issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless they are subsequently registered or pursuant to an exemption from registration under the Securities Act and the securities laws of any applicable jurisdiction.

3.2           Capitalization.

(a)          The entire authorized Equity Interests of each Company are as set forth on Schedule 3.2(a). All of the outstanding Equity Interests of each Company have been duly authorized, validly issued and are fully paid and non-assessable. No Company has violated the Securities Act, any state “blue sky” or securities Laws, any other Law or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its Equity Interests. No Company holds shares of its Equity Interests in its treasury. All of the outstanding Equity Interests of each Company are held of record and beneficially owned by the Persons and in the respective amounts set forth on Schedule 3.2(a).

(b)          Except as set forth on Schedule 3.2(b), other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, equity-based or equity-related awards, convertible, exercisable or exchangeable securities, or other agreements or commitments obligating any Company to issue, grant, award, purchase, acquire, sell or transfer any Equity Interests (including any agreement or commitment obligating any Company to enter into any employee compensation arrangement based on any valuation or transaction price of, or change of ownership in, shares of or interests in its equity securities).

(c)          Except as set forth on Schedule 3.2(c): (i) there are no preemptive rights or other similar rights in respect of any Equity Interests in any Company, (ii) except as imposed by applicable securities Laws, there are no Liens on, or other contractual obligations relating to, the ownership, transfer or voting of any Equity Interests in any Company, or otherwise affecting the rights of any holder of the Equity Interests in any Company, (iii) except for the transactions contemplated by this Agreement, there are no contractual obligations and no provisions in the organizational documents of any Company that obligate it to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interests in any Company and (iv) there are no existing rights with respect to registration under the Securities Act of any Equity Interests in any Company.

3.3           Subsidiaries. No Company directly or indirectly owns or controls any Equity Interests of any Person.

3.4           No Conflicts. Except as set forth on Schedule 3.4, the execution, delivery and performance of this Agreement by Sellers does not and will not (a) conflict with the organizational or governing documents of any Company or (if applicable) any Seller, (b) conflict with, or result in the breach or termination of, or constitute a default under, or increase any obligations, or diminish any rights under, any material lease, agreement, commitment or other instrument (including any Business Contract), or any material order, judgment or decree, to which any Seller or any Company is a party or by which any Seller or any Company or any of his or its properties or assets are bound, (c) constitute a violation of any material Law, regulation, order, writ, judgment, injunction or decree applicable to any Company or any Seller or any of his or its properties or assets, (d) result in the creation of any material Lien upon any Equity Interests or any properties or assets of any Seller or any Company or otherwise prevent or materially interfere with the ability of any Seller to consummate the transactions contemplated hereby or with the ownership by Buyer of the Membership Interests or (e) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contract of any Company or any Seller.

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3.5           Governmental Consents. Except as set forth on Schedule 3.5, no material consent, approval or authorization of, or material designation, declaration or filing with, any Governmental Authority is required on the part of Sellers or the Companies in connection with the execution, delivery and performance of this Agreement by Sellers.

3.6           Title to and Sufficiency of Assets.

(a)          The Companies have good and valid title to, or a valid leasehold interest in, all of their respective properties or assets (tangible and intangible), including all Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens.

(b)          The Companies’ assets comprise all assets that are sufficient for the continued conduct of the Business after the Closing substantially in the same manner in which it has been conducted during the last 12 months.

3.7           Financial Statements. Schedule 3.7 contains (a) the balance sheets of JPTC as of December 31, 2012, 2011, and 2010, together with the related statements of operations, stockholders’ equity and cash flows for the years then ended, audited by Rubio CPA, PC, (b) the unaudited balance sheets of JPTCCM as of December 31, 2012, 2011, and 2010, together with the related statements of operations for the years then ended, and (c) the unaudited balance sheet of each of the Companies as of September 30, 2013, together with each Company’s related statement of operations for the nine months then ended (collectively, the “Financial Statements”). All of the Financial Statements materially conform to the books and records of the Companies as prepared in the ordinary course of business and present fairly in all material respects, as applicable, the financial position, the results of operations, and changes in stockholders’ equity and cash flows of the Companies as of the dates and for the periods indicated in accordance with the Applicable Accounting Principles (except that the unaudited financial statements do not include footnote disclosure and are subject to normal year-end adjustments which are not in the aggregate material). All of the accounts receivable reflected in the September 30, 2013 balance sheets included in the Financial Statements (the “Reference Balance Sheets”), and all of the trade accounts receivable outstanding as of the date of this Agreement, arose from bona fide transactions in the ordinary course of business, and to the Knowledge of Sellers, none of them is subject to any defense, counterclaim or setoff. The Companies maintain a system of internal accounting controls sufficient to provide reasonable assurances that (w) transactions are executed in accordance with management’s general or specific authorization, (x) transactions are recorded as necessary to permit the preparation of financial statements in accordance with the Applicable Accounting Principles, (y) access to assets is permitted only in accordance with management’s general or specific authorization and (z) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

3.8           Absence of Undisclosed Liabilities. Except to the extent reflected on or reserved for in the Reference Balance Sheet or otherwise disclosed in Schedule 3.8, the Companies have no material liability or obligation of any kind, whether accrued, absolute, contingent or otherwise (including for Taxes), other than (a) liabilities and obligations under leases, commitments and other agreements set forth on Schedule 3.14, (b) liabilities and obligations incurred in the ordinary course of business since the date of the Reference Balance Sheet and (c) liabilities for Taxes with respect to transactions effected or entered into in the ordinary course of business since the date of the Reference Balance Sheet.

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3.9           Absence of Certain Changes. Except as set forth on Schedule 3.9, since January 1, 2013, the Companies have operated the Business in the ordinary course and consistent with past practice, and:

(a)          there has not been any Seller Material Adverse Effect;

(b)          no Company has (i) entered into any Business Contract (as defined below) or transaction other than in the ordinary course of business, (ii) incurred any extraordinary loss (whether or not covered by insurance) or (iii) waived any rights that have a material value;

(c)          no Company has sold or transferred any assets other than in the ordinary course of business and other than assets that have been replaced with other assets of substantially equivalent value and purpose;

(d)          no Company has incurred any liability that was unusual in nature or amount, or any indebtedness other than indebtedness to trade creditors incurred in the ordinary course of business;

(e)          no Company has granted or agreed to grant any increase in any rate of salary or compensation or in benefits of any kind to any of its employees, except for annual increases in the ordinary course of business consistent with past practices;

(f)          there has not been any default under any indebtedness of any Company or any event which, with the lapse of time or giving of notice or both, would constitute such a default;

(g)          no Company has made or delayed any capital expenditures outside the ordinary course of business consistent with past practice;

(h)          no Company has amended or terminated any Business Contract or material Governmental Approval to which it is a party except in the ordinary course of business;

(i)          no Company has made any material change in the manner in which the Business is operated or the accounting principles or practices employed by it or introduced any material new method of management, operations or accounting; and

(j)          no Company has (i) established any new Employee Benefit Plan, amended or modified any existing Employee Benefit Plan, except as otherwise required by applicable Law or (ii) incurred any new material obligation or liability under any Employee Benefit Plan.

3.10         Condition of Personal Property. All items of machinery, equipment and other tangible assets owned or used by the Companies are in good operating condition and in good condition of maintenance and repair, ordinary wear and tear excepted, and are adequate, sufficient and suitable for their present uses and purposes.

3.11         Real Property. The Companies do not own (and neither the Companies nor any of their predecessor entities have at any time owned) any real property. Schedule 3.11 contains a list and brief description of all real properties leased by the Companies, including all structures located on those leased real properties. Except as set forth on Schedule 3.11 and except for any Permitted Lien, the Companies enjoy peaceful and undisturbed possession under all real property leases under which they are operating and all such real property leases are valid and subsisting and in full force and effect. To the Knowledge of Sellers, all improvements on the real properties leased by the Companies are in accordance with all applicable Laws. All of the buildings and structures leased by the Companies are in good condition of maintenance and repair, ordinary wear and tear excepted, and are adequate, sufficient and suitable for their present uses and purposes.

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3.12         Litigation; Compliance with Laws. Except as set forth on Schedule 3.12, there is no material claim, litigation, proceeding or governmental investigation pending or, to the Knowledge of Sellers, threatened, or any order, injunction or decree outstanding, against the Companies or any of their properties or assets, in the United States, any state or locality in the United States, or any foreign jurisdiction, and, to the Knowledge of Sellers, there is no basis for future material claims, litigations, proceedings or investigations against the Companies or any of their properties or assets. Except as set forth on Schedule 3.12, each Company is, and since January 1, 2012 has been, operating the Business in compliance in all material respects with all applicable Laws, and none of the Companies, any director or officer of the Companies, and Sellers has received any written notice or otherwise has Knowledge of any violation of any applicable Law; provided, however, that this sentence does not relate to compliance with Laws regarding (a) labor, employment and employment practices, which is addressed in Section 3.19, (b) ERISA matters, which is addressed in Section 3.20, (c) environmental matters, which is addressed in Section 3.21, (d) Broker-Dealer matters, which is addressed in Section 3.24 or (e) Investment Adviser matters, which is addressed in Section 3.25, in the case of each of clauses (a), (b), (c), (d) and (e), to the extent (but only to the extent) compliance with such Laws is expressly addressed in those other sections of this Agreement.

3.13         Taxes.

(a)          Except as set forth on Schedule 3.13(a), all Tax Returns required by Law to be filed by the Companies have been filed with the appropriate Tax Authority, all such Tax Returns were true, correct and complete in all material respects, and all Taxes payable by the Companies that were due and payable prior to the Closing Date (whether or not shown on a return) have been paid within the required time periods, other than those (i) currently payable without penalty or interest or (ii) being contested in good faith by appropriate proceedings.

(b)          Schedule 3.13(b) lists all jurisdictions (whether foreign or domestic) in which the Companies pay Taxes and the nature of such Taxes. No written claim has been made by a Tax Authority in a jurisdiction in which the Companies do not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

(c)          All Taxes that the Companies are or have been required by Law to withhold or collect for payment to a Tax Authority on behalf of another Person, regardless of the characterization by the Companies or the payee of the payments giving rise to such requirement or the characterization of the status of the payee as an employee, independent contractor, member or otherwise of the Companies, have been duly withheld or collected, and have been paid to the proper Tax Authority within the time prescribed by applicable Law.

(d)          The Companies do not have in effect as of the date of this Agreement, and will not have in effect as of the Closing Date, any waiver or extension of any statute of limitations, or any closing agreement or similar agreement with any Tax Authority, with respect to Taxes.

(e)          There are no claims pending or, to the Knowledge of Sellers, threatened against the Companies for past due Taxes.

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(f)          No audits, examinations, investigations or other proceedings in respect of any Tax or Tax matter of the Companies are pending, or have been threatened in writing.

(g)          Except as set forth in Schedule 3.13(g), the Tax Returns of the Companies have never been audited by a Tax Authority.

(h)          (i) JPTC has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 since January 1, 2004, (ii) JPTCCM has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 since January 1, 2011 and (iii) each of JPTC and JPTCCM has had in effect since such date, and its equityholders have consented to, valid elections, where available, to be taxed in a comparable fashion under comparable provisions of applicable state or local Law for other U.S. taxing jurisdictions (and political subdivisions thereof) in which they file Tax Returns, and such elections have not been revoked or terminated or otherwise become ineffective.

(i)          The Companies have not knowingly participated in and have no liability or obligation with respect to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(j)          There are no Liens for Taxes upon the assets of the Companies other than in respect of any Tax liability not yet due and payable.

(k)          After the Closing Date, none of the Companies will have any liability under any Tax Sharing Agreement to any Person or as a transferee or successor.

(l)          The Companies have not deferred the payment of Taxes by the use of the cash, installment or a long-term contract method of accounting, have not been required to make an adjustment under Section 481 of the Code because of a change of method of accounting and have not entered into any closing agreement or similar agreement requiring a payment of Tax after the Closing.

(m)          The Companies will not be required to include amounts in income, or exclude items of deduction, after the Closing Date as a result of (i) any installment sale or open transaction disposition made prior to the Closing, (ii) any agreement with a Governmental Authority entered into prior to the Closing or (iii) the receipt of prepaid amounts by any Company prior to the Closing.

(n)          No Seller is a “foreign person” within the meaning of Treasury Regulations Section 1.1445-2.

(o)          The Companies will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company’s assets caused by the Section 338(h)(10) Election. In the past 10 years, neither Company has (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary. Neither Company is subject to Section 1363(d) of the Code.

3.14         Contracts. Schedule 3.14 contains a true and correct list, by reference to the applicable subsection of this Section 3.14, of the following Contracts to which any Company is a party or by which any Company or any of its properties or assets is bound (collectively, the “Business Contracts”):

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(a)          all selling, distribution, dealer, product or marketing Contracts or similar commission-based Contracts with third parties, all Contracts with Financial Advisors and all Advisory Contracts;

(b)          any Contracts with any current, or containing ongoing obligations to or rights in favor of any former, officer, director, manager, member or Affiliate of any Company;

(c)          any Contracts with any labor or trade union or association or works council representing any employee of any Company;

(d)          any Contracts for correspondent securities clearing, payment and settlement activities;

(e)          any Contracts for joint ventures or similar Contracts involving a sharing of profits or expenses, strategic alliances or partnerships;

(f)          any Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Company of any operating business or material assets or Equity Interests of any other Person;

(g)          any Contracts relating to the incurrence, assumption or guarantee of any indebtedness of any Company in excess of $25,000 or imposing a Lien on any of the properties or assets of the Companies, other than Permitted Liens;

(h)          any settlement or conciliation agreement with any Person (including any Governmental Authority);

(i)          any Contracts or series of related Contracts under which any Company has made loans to any other Person, including loans to Financial Advisors in excess of $50,000;

(j)          any Contracts providing for severance, retention, change in control or other similar payments;

(k)          any Contracts for the employment of, or independent contractor relationship with, as the case may be, any individual on a full-time, part-time or consulting or other basis providing annual base and bonus compensation or consideration in excess of $100,000;

(l)          any outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by any Company, other than third party Contracts entered into in the ordinary course of business consistent with past practice that contain ordinary course indemnification provisions;

(m)          any Contracts that contain covenants (including exclusive rights, covenants not to compete and non-solicit agreements) that restrain, restrict, limit or impede the ability of any Company, or that, following the consummation of the transactions contemplated hereby, would restrain, restrict, limit or impede the ability of Buyer or its Affiliates, including Parent, to (i) compete in any business or with any Person or in any geographic area, (ii) sell, supply or distribute any service or product (including any “most favored customer” or similar clauses) or (iii) acquire any property (tangible or intangible) from any Person;

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(n)          all leases, subleases or other rental agreements under which any Company is lessee that call for annual lease payments in excess of $50,000 individually;

(o)          any Contracts providing for liquidated damages or similar penalties in the event of a breach that would reasonably be expected to result in a material liability of any Company (or, following the Closing, of Buyer or Parent);

(p)          any Contracts which individually provide for payments to or from any Company of $50,000 or more on an annual basis; and

(q)          any Contracts that are otherwise material to any Company or the Business in the reasonable, good faith judgment of Sellers.

True and complete copies of all Business Contracts (and true and correct summaries of any oral agreements) have been made available to Buyers.

3.15         Employees.

(a)          Except as set forth on Schedule 3.15(a), no Company nor any ERISA Affiliate has established, is a party to, or is obligated under, nor does any Company or any ERISA Affiliate otherwise maintain, contribute (or had or has undertaken any obligation to contribute to) or sponsor, any “employee benefit plans” within the meaning of Section 3(3) of ERISA, or any other pension, annuity, retirement, equity-based, stock purchase, savings, profit-sharing, severance, medical, dental, health, welfare, life insurance, disability, or deferred compensation plan or agreement, or any retainer, employment, consultant, bonus, commission, group insurance, salary continuation, accident, retention, fringe benefit, tuition, scholarship, relocation, service award, company car, payroll practices, vacation, sick pay, sick leave or paid time off plans or policies, or other compensation, incentive or benefit Contract, plan, agreement, policy, trust fund or arrangement (whether written or unwritten, insured or self-insured or domestic or foreign) with regard to any current or former employee, consultant, independent contractor or director (or any dependent or spouse thereof) of any Company (each, an “Employee Benefit Plan”). True and complete copies of all documents embodying and relating to each Employee Benefit Plan have been provided or made available to Buyer including the most recent summary plan description, if any, required under ERISA with respect to each Employee Benefit Plan.

(b)          No employee of any Company is represented by any union or other collective bargaining agent; no Company is a party to or bound by any collective bargaining or other labor agreements with respect its employees; and, to the Knowledge of Sellers, no labor union or other collective bargaining agent purports to represent or is attempting to represent any employee of any Company.

(c)          Schedule 3.15(c)(1) contains a true and complete list of the name, job description, year of birth, date of hire, home address and annual compensation (base salary plus bonus) for 2012 and the current year of all employees of the Companies. Schedule 3.15(c)(2) contains a summary description of any severance policies and bonus and incentive compensation plans for the benefit of current or former employees, consultants, independent contractors, directors or managers of the Companies.

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(d)          Except as set forth on Schedule 3.15(d), the transactions contemplated by this Agreement will not trigger (either alone or in connection with any other event, including a termination of service of any current or former employee, consultant, independent contractor, director or manager) or increase any liability or payments of any kind under any Employee Benefit Plan or otherwise, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, consultant, independent contractor, director or manager of any Seller (or any dependent or spouse thereof). No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated hereby by any current or former employee, consultant, independent contractor, director or manager of any Company (or any dependent or spouse thereof) under any Employee Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise Tax under Section 4999 of the Code. No Company has any indemnity obligation on or after the Closing for any Taxes imposed under Section 4999 or 409A of the Code. No Company provides for any health, disability, or life insurance or other welfare benefits of any kind whatsoever to any current or future retiree or terminated employee (other than benefits required under Section 4980B of the Code, Part 6 of Title I of ERISA, pursuant to an existing employment agreement disclosed on Schedule 3.15(a) or as otherwise required by applicable Law).

(e)          Neither the Companies nor Sellers have been advised that any current employee of any Company currently intends to terminate his or her employment.

(f)          Except as set forth on Schedule 3.15(f), no employee has been offered a “stay” bonus or other additional compensation to remain employed by any Company until the Closing.

(g)          None of the Companies or any ERISA Affiliate or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV or ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) or ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

3.16         Status of Agreements. Except as set forth on Schedule 3.16, all Business Contracts were entered into in connection with the Business and in the ordinary course thereof. Each of the Business Contracts and each other agreement, commitment or lease listed in Section 3.14 is presently in full force and effect in accordance with its terms and there has not been any material breach by any Company, or, to the Knowledge of Sellers, by any other party to any of those agreements of any of the provisions of any of those agreements, and no condition exists that, with notice or lapse of time or both, would constitute a material default by any Company or, to the Knowledge of Sellers, by any other party to any of those agreements. No party to any of the Business Contracts or the other agreements, commitments or leases referred to in Section 3.14 has made or asserted or, to the Knowledge of Sellers, has any defense, setoff or counterclaim under any of those agreements or has exercised any option granted to it to cancel or terminate its agreement, to shorten the term of its agreement or to renew or extend the term of its agreement, and none of the Companies or Sellers has received any written notices to that effect.

3.17         Intellectual Property.

(a)          Except as set forth on Schedule 3.17(a), all material Intellectual Property used in the operation of the Business as presently conducted (the “Company Intellectual Property”) is either owned by the Companies (that portion of the Company Intellectual Property which is owned by the Companies shall be referred to as the “Owned Intellectual Property”) or is used by the Companies pursuant to a valid license or other Contract (that portion of the Company Intellectual Property which is used by the Companies shall be referred to as the “Licensed Intellectual Property”).

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(b)          Schedule 3.17(b) contains a true and complete list or description of (i) all Owned Intellectual Property that is registered, issued or the subject of a pending application and (ii) all material unregistered Trademarks owned by the Companies.  All of the registrations, issuances and applications set forth on Schedule 3.17(b) are in full force and effect, have not expired or been cancelled, abandoned or otherwise terminated, and are valid, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made, in each case, in all material respects.

(c)          Schedule 3.17(c) sets forth a true, correct and complete list of all material Contracts (i) pursuant to which any Company uses any Licensed Intellectual Property or (ii) pursuant to which any Company granted to a third party any right in or to any Owned Intellectual Property (collectively, the “License Agreements”). To the Knowledge of Sellers, prior to the date hereof, Buyer either has been supplied with, or has been given access to, a true, correct and complete copy of each written License Agreement, together with all amendments, supplements, waivers or other changes thereto.  Except as otherwise set forth on Schedule 3.17(c), upon the Closing, Buyer will continue to have the right to use all Owned Intellectual Property and all Licensed Intellectual Property on materially similar terms and conditions as the Companies enjoyed immediately prior to the Closing, except where the failure to have such rights would not, individually or in the aggregate, be material to the operation of the Business.

(d)          To the Knowledge of Sellers, the conduct of the Business does not infringe or otherwise violate any Intellectual Property or other proprietary rights of any other Person. There are no claims, litigations or proceedings pending or, to the Knowledge of Sellers, threatened alleging any such infringement or violation or challenging the Companies’ rights in or to any Owned Intellectual Property. To the Knowledge of Sellers, there are no claims, litigations or proceedings pending or threatened alleging that any Company’s use of the Licensed Intellectual Property infringes or violates the rights of any other Person, or challenging any Company’s rights in or to any such Licensed Intellectual Property. To the Knowledge of Sellers, there is no existing fact or circumstance that would be reasonably expected to give rise to any such claims, litigations or proceedings.  Except as set forth on Schedule 3.17(d), to the Knowledge of Sellers, (i) no Person is infringing or otherwise violating any Owned Intellectual Property or any rights of the Companies in any Licensed Intellectual Property in any material respect, (ii) no royalty or similar fee of any kind is payable by any Company for the use of any of the Company Intellectual Property and (iii) no Company has granted any Person any interest, as licensee or otherwise, in or to any one or more items of the Company Intellectual Property.

(e)          To the Knowledge of Sellers, each present or past employee, officer, consultant or any other Person who developed any Owned Intellectual Property (including any software) has executed a valid and enforceable Contract with JPTC or JPTCCM that (i) conveys to such Company any and all right, title and interest in and to all Intellectual Property developed by such Person in connection with such Person’s employment or engagement by such Company and (ii) obligates such Person to keep all confidential information, including trade secrets, of such Company confidential both during and after the term of employment or Contract.

3.18         Insurance and Bonds. The Companies maintain policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are reasonable with respect to the Business (including, as applicable, fidelity bond and SIPC insurance coverage) and the nature of the property leased by the Companies. Schedule 3.18 contains a complete list of all insurance policies held by the Companies and specifies the policy limit, type of coverage, location and value of the property covered, annual premium, premium payment date and expiration date of each of the policies.

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3.19         Labor Disagreements. Except as set forth on Schedule 3.19:

(a)          the Companies are in compliance in all material respects with all applicable Laws and regulations regarding labor, employment and employment practices, including terms and conditions of employment and wages and hours, workers’ compensation, worker safety, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder;

(b)          the Companies are not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and there is no unfair labor practice charge or complaint against the Companies pending before the National Labor Relations Board, the labor relations board or comparable body of any state or foreign jurisdiction, or any court or tribunal, and, to the Knowledge of Sellers, none is or has been threatened;

(c)          there is no labor strike, dispute, request for representation, slowdown, stoppage or other similar labor activity actually pending against or affecting any Company and, to the Knowledge of Sellers, none is or has been threatened;

(d)          there have been no material claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of the Companies at any time since January 1, 2010 and, to the Knowledge of Sellers, no facts exist that could reasonably be expected to give rise to such claims or actions; and

(e)          to the Knowledge of Sellers, no employees of any Company are in violation of any term of any employment Contract, non-disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by such Company because of the nature of the business conducted or presently proposed to be conducted by such Company or to the use of trade secrets or proprietary information of others, in each case in any material respect.

3.20         ERISA.

(a)          Each Employee Benefit Plan complies and has been maintained and operated in compliance in all material respects with its terms and applicable Law, including ERISA, the Code, and all Laws and regulations of any foreign jurisdiction applicable to it. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code (all of which are set forth on Schedule 3.20) is qualified and has received, or is subject to a determination or opinion letter, as applicable, from the IRS upon which it may rely to the effect that it is qualified under Section 401 of the Code, and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and, to the Knowledge of Sellers, nothing has occurred or is reasonably expected to occur that caused or could cause the loss of such qualification or exemption. All payments required by any Employee Benefit Plan, any collective bargaining agreement or other agreement, or by any applicable United States federal or state Law or applicable Law of any foreign jurisdiction, with respect to all periods through the date of this Agreement have been made or properly accrued and reflected on the Companies’ financial statements. No claim, lawsuit, arbitration or other action (whether brought by a Governmental Authority or otherwise) is pending or, to the Knowledge of Sellers, threatened or is anticipated against any of the Employee Benefit Plans (other than non-material routine claims for benefits, and appeals of such claims) any trustee or fiduciaries thereof, any ERISA Affiliate, any current or former employee, consultant, independent contractor, director or manager of any Company. No “prohibited transaction” within the meaning of Section 4975 of the Code and Section 406 of ERISA has occurred or is expected to occur with respect to any Employee Benefit Plan that would result in any material liability.

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(b)          None of the Companies, any ERISA Affiliate, or any employee, officer or director of the Companies has made any promises or commitments, whether legally binding or not, to create any additional Employee Benefit Plan, agreement or arrangement, or to modify or change in any material way any existing Employee Benefit Plan.

(c)          No Company has unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the Code.

(d)          No Employee Benefit Plan is mandated by a government other than the United States or is subject to the Laws of a jurisdiction outside of the United States.

3.21         Environmental Matters. Except as set forth on Schedule 3.21:

(a)          The Companies and, to the Knowledge of Sellers, all of the real property leased or operated by the Companies are and have been in compliance in all material respects with all applicable Environmental Laws.

(b)          To the Knowledge of Sellers, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release or potential release, emission, discharge or disposal of any Material of Environmental Concern, that could reasonably be expected to form the basis of any material claim against any Company or any of its properties or assets or any material violation by any Company of any Environmental Laws.

(c)          There are no suits, actions, claims, proceedings, investigations or arbitrations pending or, to the Knowledge of Sellers, threatened against or affecting any Company or any of its assets related to Environmental Laws.

(d)          No Company or Seller has received any written communication alleging that any Company currently is not or was not in compliance with or is liable or potentially liable under applicable Environmental Laws.

3.22         Permits and Licenses. The Companies have, and are in compliance in all material respects with, Government Approvals necessary for the conduct of the Business, and all such Government Approvals are valid and in full force and effect. Schedule 3.22 contains a true and complete list of all Government Approvals that are material to the conduct of the Business.

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3.23         Transactions with Affiliates. Except as set forth on Schedule 3.23, there is no existing obligation, and since January 1, 2012 there has been no compensation paid by any Company to, and no transaction between any Company, on the one hand, and any of its Affiliates, including Sellers, any other equity holder of such Company, any officer, director or manager of such Company, or any member of their respective families or any of their respective Affiliates, on the other hand. Neither any Seller nor any other Affiliate, equityholder, officer, director or manager of any Company owns, directly or indirectly, any property or asset of such Company (other than by virtue of Sellers’ ownership of Membership Interests).

3.24         Broker-Dealer Matters.

(a)          JPTC is, and has been at all times that it has been required for the conduct of the Business, duly registered, licensed or qualified as a Broker-Dealer under the Exchange Act and in each jurisdiction where the conduct of the Business requires such registration, licensing or qualification, and is, and at all times has been, in compliance in all material respects with all applicable Laws requiring any such registration, licensing or qualification and are not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified.

(b)          Copies of the Uniform Application for Broker-Dealer Registration on Form BD of JPTC on file with the SEC, reflecting all amendments thereof that are in effect as of the date of this Agreement (the “Form BD”), and all FOCUS reports, amendments and updates for all periods from January 1, 2010 to December 31, 2013, filed by JPTC with the SEC, have been delivered or made available to Buyer prior to the date of this Agreement. Such forms are in compliance with the applicable requirements of the Exchange Act.

(c)          JPTC is a member in good standing of FINRA and each other Governmental Authority where the conduct of the Business requires membership or association.

(d)          JPTC has established, maintains and enforces written compliance, supervisory and control policies and procedures in compliance with applicable Laws, including FINRA Rules 3010 and 3012 and Section 15(g) of the Exchange Act. JPTC has been and remains in compliance in all material respects with such policies and procedures. Complete and correct copies of each of the policies and procedures set forth on Schedule 3.24(d) have been delivered or made available to Buyer in the form in effect on the date of this Agreement.

(e)          Each of JPTC’s officers, employees and independent contractors who are required to be registered, licensed or qualified with any Governmental Authority as a registered principal or registered representative or otherwise to conduct the Business is duly and properly registered, licensed or qualified as such, and has been so registered, licensed or qualified at all times while in the employ or under contract with JPTC, and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except where the failure to be so registered would not, or would not reasonably be expected to, individually or in the aggregate, have a Seller Material Adverse Effect.

(f)          None of JPTC, JPTCCM or any of their respective directors, managers, officers, employees, registered representatives or “associated persons” (as defined in the Exchange Act) is the subject of any material disciplinary proceedings or orders of any Governmental Authority arising under applicable Laws which would be required to be disclosed on Form BD or Form U4 or U5 of an associated person that are not so disclosed on such Form BD or Form U4 or U5, and no such disciplinary proceeding or order is pending against JPTC or JPTCCM or, to the Knowledge of Sellers, threatened against JPTC or JPTCCM or pending or threatened against the other Persons referred to above. Except as disclosed on the Form BD or Form U4 or U5, none of JPTC, JPTCCM or, to the Knowledge of Sellers, any of their respective directors, managers, officers, employees, registered representatives or associated persons has been permanently enjoined by any order from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on the Form BD or Form U4 or U5, none of JPTC, JPTCCM or, to the Knowledge of Sellers, their respective directors, managers, officers, employees or associated persons is or has been ineligible to serve as a Broker-Dealer or an associated person of a Broker Dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification,” as defined in Section 3(a)(39) of the Exchange Act).

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(g)          JPTC has timely made or given all filings, applications, notices and amendments with or to each Governmental Authority that regulates JPTC or the Business, and all such filings, applications, notices and amendments are accurate, complete and up to date in all material respects, and JPTC has received all Consents, orders, authorizations, permissions, registrations, licenses, approvals, qualifications, designations and declarations necessary in order for it to conduct the Business as presently conducted in all material respects.

(h)          The Companies have made available to Buyer a list of all customer complaints, including those reportable to FINRA pursuant to FINRA Rule 4530 or on any Form U4, that have been made since December 31, 2009 against JPTC, JPTCCM or any of their registered representatives and which are set forth on Schedule 3.24(h). Except as set forth on Schedule 3.24(h), as of the date of this Agreement, no customer complaints reportable pursuant to FINRA Rule 4530 or on Form U4 are pending, or to Knowledge of Sellers, threatened in writing.

(i)          Copies of all examination reports provided to the Companies or Sellers by any Governmental Authority relating to JPTC for the last three years have been made available to Buyers.

(j)          JPTC is in compliance with all applicable regulatory net capital requirements and no distribution of cash is required to be made by JPTC that will result in JPTC not being in compliance with such applicable regulatory net capital requirements. JPTC is in compliance in all material respects with all applicable regulatory requirements for the protection of customer or Client funds and securities. JPTC has not made any withdrawals from any reserve bank account it is required to maintain pursuant to SEC Rule 15c3-3(e), except as permitted by SEC Rule 15c3-3(g).

3.25         Investment Adviser Matters.

(a)          Copies of JPTCCM’s Uniform Application for Investment Adviser Registration on Form ADV, including Parts 1 and 2, on file with the SEC, and currently made available to Clients, reflecting all amendments thereof that are in effect as of the date of this Agreement (the “Form ADVs”), have been delivered or made available to Buyer prior to the date of this Agreement. The Form ADVs are in compliance with applicable Law.

(b)          JPTCCM is, and has been at all times that it has been required for the conduct of the Business, duly registered, licensed or qualified (including through state notice filings) as an “investment adviser” under the Investment Advisers Act and in each jurisdiction where the conduct of the Business requires such registration, licensing or qualification, and is, and at all times has been, in material compliance with all Laws requiring any such registration, licensing or qualification and is not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified.

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(c)          JPTCCM has adopted written policies and procedures pursuant to Rule 206(4)-7 under the Investment Advisers Act that are reasonably designed to detect and prevent violations of the Investment Advisers Act and the rules and regulations adopted thereunder. JPTCCM has adopted a written code of ethics pursuant to and in accordance with Rule 204A-1 under the Investment Advisers Act. JPTCCM has been in compliance in all material respects with such policies and procedures and code of ethics. Complete and correct copies of each of the policies and procedures and code of ethics set forth on Schedule 3.25(c) have been delivered or made available to Buyer in the form in effect on the date of this Agreement.

(d)          Neither JPTCCM nor, to the Knowledge of Sellers, any other Person “associated” (as defined under the Investment Advisers Act) with JPTCCM has been subject to disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an “investment adviser” (as defined under the Investment Advisers Act) or as an associated person of an investment adviser, or subject to disqualification pursuant to Rule 206(4)-3, under the Investment Advisers Act, unless, in each case, JPTCCM or such associated person has received exemptive relief from the SEC with respect to any such disqualification. Neither JPTCCM nor, to the Knowledge of Sellers, any “affiliated person” (as defined under the Investment Company Act) thereof has been subject to disqualification as an investment adviser or subject to disqualification to serve in any other capacity contemplated by the Investment Company Act for any investment company under Sections 9(a) or 9(b) of the Investment Company Act, unless, in each case, such Person, as applicable, has received exemptive relief from the SEC with respect to any such disqualification. The facts and circumstances surrounding any such disqualification have been disclosed on the Form ADVs.

(e)          Except as set forth on Schedule 3.25(e), no Advisory Contract expressly requires the written consent of any Client for assignment of such Advisory Contract.

(f)          Copies of all examination reports provided to the Companies or Sellers by any Governmental Authority relating to JPTCCM for the last three years have been made available to Buyers.

(g)          JPTCCM has timely made or given all filings, applications, notices and amendments with or to each Governmental Authority that regulates JPTCCM or the Business, and all such filings, applications, notices and amendments are accurate, complete and up to date in all material respects, and JPTCCM has received all Consents, orders, authorizations, permissions, registrations, licenses, approvals, qualifications, designations and declarations necessary in order for it to conduct the Business in all material respects.

(h)          The Companies have made available to Buyer a list of all customer complaints which have been made since December 31, 2009 against JPTCCM or any of its representatives, and which are set forth on Schedule 3.25(h). Except as set forth on Schedule 3.25(h), as of the date of this Agreement, no customer complaints are pending, nor to the Knowledge of Sellers, threatened.

(i)          JPTCCM is in compliance in all material respects with all applicable regulatory requirements for the protection of Client funds and securities.

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3.26         Insurance Matters.

(a)          JPTC is, and at all times has been, duly registered, licensed or qualified as an insurance entity and in each jurisdiction where the conduct of the Business requires such registration, licensing or qualification, and is, and at all times has been, in compliance in all material respects with all applicable Laws requiring any such registration, licensing or qualification and is not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified.

(b)          The Companies have made available to Buyer a list of all material customer complaints, which have been made since December 31, 2009 to the date hereof (and not otherwise set forth on Schedule 3.24(h) or Schedule 3.25(h)) against JPTC or any of its representatives and which are set forth on Schedule 3.26(b). Except as set forth on Schedule 3.26(b), as of the date of this Agreement, no material customer complaints are pending, or to the Knowledge of Sellers, threatened.

4.          Representations and Warranties by Buyers. Buyers represent and warrant to Sellers, jointly and severally, as follows:

4.1           Organization. Buyer is a limited liability company duly formed and validly existing under the Laws of the State of Delaware and has the limited liability company power and authority to enter into and perform this Agreement in accordance with its terms. Parent is a corporation duly organized and validly existing under the Laws of the State of Delaware and has the corporate power and authority to enter into and perform this Agreement in accordance with its terms. Buyers are duly qualified and in good standing in each other jurisdiction in which they are required to be qualified, except where the failure to be so qualified or licensed or in good standing, as the case may be, does not have a Buyer Material Adverse Effect.

4.2           Authorization of Agreement. The execution, delivery and performance of this Agreement by each of Buyer and Parent have been duly authorized by all necessary limited liability company and corporate action, as applicable, on the part of Buyer and Parent, and this Agreement constitutes the legal, valid and binding obligation of each of Buyer and Parent enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally and to the general principles of equity.

4.3           Consents of Third Parties. Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement by Buyer and Parent will not (a) conflict with the organizational documents of Buyer or Parent, (b) conflict with or result in the breach or termination of, or constitute a default under, or increase Buyer’s or Parent’s obligations, or diminish Buyer’s or Parent’s rights under, any material lease, agreement, commitment or other instrument, or any material order, judgment or decree, to which Buyer or Parent is a party or by which Buyer or Parent or any of their respective properties is bound or (c) constitute a violation of any material Law, regulation, order, writ, judgment, injunction or decree applicable to Buyer or Parent. Except as set forth on Schedule 4.3, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer or Parent in connection with its execution, delivery and performance of this Agreement.

4.4           Capital Stock. The authorized capital stock of Parent (including the number of shares of capital stock issued and outstanding and the par value thereof) is set forth on Schedule 4.4 (the “Capital Stock”). All of the outstanding shares of Capital Stock of Parent are, and all shares of Class A Common Stock of Parent that may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any preemptive rights.

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4.5           SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a)          Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since June 6, 2013 and prior to date of this Agreement (the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b)          Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents (i) was prepared in accordance in all material respects with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q) and (ii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated therein, in each case in accordance with GAAP, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c)          Parent has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d)          Parent has established and maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to provide reasonable assurance that all material information relating to Parent and its subsidiaries required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is made known to the chief executive officer and chief financial officer of Parent.

(e)          Neither Parent nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its subsidiaries in Parent’s or such subsidiary’s published financial statements or other Parent SEC Documents.

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(f)          Parent does not have outstanding (nor has it arranged or modified) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002) to its directors or executive officers (as defined in Rule 3b-7 under the Exchange Act). Parent is in compliance in all material respects with the applicable listing and corporate governance rules of the New York Stock Exchange.

4.6           Litigation; Compliance with Laws. There is no material claim, litigation, proceeding or governmental investigation pending or, to the Knowledge of Buyers, threatened, or any order, injunction or decree outstanding, against Buyers or any of their properties or assets, in the United States, any state or locality in the United States, or any foreign jurisdiction, and, to the Knowledge of Buyers, there is no basis for future material claims, litigations, proceedings or investigations against Buyers or any of their properties or assets. Buyers are, and since September 30, 2013 have been, operating their business in compliance in all material respects with all applicable Laws, and neither Buyers nor any director or officer of Buyer or Parent has received any written notice or otherwise has Knowledge of any violation of any applicable Law.

4.7           Material Adverse Effect. Since June 6, 2013, there has not been any Buyer Material Adverse Effect.

4.8           Capital Necessary to Complete Transaction. Buyers have, or will have, on or prior to the Closing, sufficient funds to pay the aggregate Closing Cash Consideration contemplated by this Agreement and to perform the other obligations of Buyers contemplated by this Agreement.

5.          Further Agreements of the Parties .

5.1           Fulfillment of Obligations; Schedules; Contribution.

(a)          Sellers and Buyers shall, and Sellers shall cause the Companies to, take all commercially reasonable steps necessary and proceed diligently and in good faith to satisfy each of the conditions to the obligations of the other Parties contained in this Agreement, and cooperate with each other to do so. Sellers and Buyers shall, and Sellers shall cause the Companies to, furnish such further information, execute and deliver such other documents, and do such other acts and things as the other Parties may reasonably request from time to time from the date of this Agreement and from and after the Closing, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

(b)          After the date hereof, Sellers and Buyers shall use their respective commercially reasonable efforts to, on or prior to January 24, 2014, agree on the form and substance of all Schedules referred to in, but not otherwise attached to and delivered concurrently with the execution of, this Agreement. If, on or before such date, Sellers and Buyers agree in writing on the form and substance of all such Schedules, then such agreed Schedules shall be deemed to have been attached to and delivered concurrently with the execution of this Agreement for all purposes of this Agreement.

(c)          On or prior to January 24, 2014, Sellers shall cause cash in an aggregate amount of $2,000,000 to be contributed to JPTC for the purpose of offsetting claim- and litigation-related charges; provided, however, that, to the extent such contributed amount is not used for such purpose on or prior to the date of the last Earn-Out Payment, Buyers shall cause any such unused amount to be returned to Sellers (in accordance with the Payment Instructions).

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5.2           Notices, Consents and Approvals.

(a)          Subject to the terms and conditions hereof, each Party will, and Sellers will cause the Companies to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other Parties in connection with the foregoing, including using its commercially reasonable efforts to deliver all notices and obtain all Consents required to be obtained by it to lawfully consummate the transactions contemplated by this Agreement without any conditions materially adverse to Sellers or Buyers, including all Consents set forth on Schedules 3.4 and 3.5. Without limitation to the foregoing, within 14 days of the execution of this Agreement, Sellers shall cause JPTC’s Continuing Membership Application to be prepared (subject to Buyer’s review and comments) and filed with FINRA pursuant to FINRA (NASD) Rule 1017 in connection with the transactions contemplated hereby.

(b)          Without limiting the generality of this Section 5.2, Buyers and Sellers will use commercially reasonable efforts to obtain the Consents and approvals necessary to assign to Buyer all Advisory Contracts in accordance with the requirements of the Investment Advisers Act and other applicable Law (it being understood and agreed that none of Sellers or Buyers shall be required to expend any material amounts or incur any material liabilities in connection with obtaining any Consents). If Consent to the assignment of an Advisory Contract as a result of the transactions contemplated by this Agreement is required by the Investment Advisers Act, other applicable Law or by such Advisory Contract, as soon as reasonably practicable following the date of this Agreement (but in no event later than 30 days after the date of this Agreement), Sellers shall send a written notice, substantially in the form attached hereto as Schedule 5.2(b) (the “Initial Negative Consent Notice”). Within 30 days of sending the Initial Negative Consent Notice, Sellers shall send a written notice to Clients that received the Initial Negative Consent Notice reminding each such Client of each of the matters set forth in the Initial Negative Consent Notice.

5.3           Operation of the Business. From the date of this Agreement through the Closing Date, the Companies shall, and Sellers shall cause the Companies to (except as otherwise expressly permitted by this Agreement or as Buyer shall otherwise consent in writing prior thereto):

(a)          operate the Business in the ordinary course and consistent with past practices and in compliance in all material respects with all applicable Laws, Business Contracts and Government Approvals and not accelerate the billing or collection of accounts receivable from its prior practices in the ordinary course of business;

(b)          use all commercially reasonable efforts to (i) preserve their business organization, (ii) retain the services and goodwill of the Companies’ employees and (iii) maintain their relationships and goodwill with suppliers, customers and others having business relations with the Companies;

(c)          not (i) incur any expense or make or agree to make any payment or series of related payments, in each case exceeding $10,000, other than in the ordinary course of business, consistent with past practice, (ii) sell or transfer any of its properties or assets, other than properties or assets that have worn out or been replaced with other properties or assets of equal or greater value or properties or assets that are no longer needed in the Business, (iii) grant or agree to grant any increase in the rate of salary or compensation payable to any employee below officer level (except for customary increases in the ordinary course of business consistent with past practice based on term of service or promotion of any such employees), (iv) grant or agree to grant any specific bonus to any employee below officer level (except for bonuses under any Employee Benefit Plan disclosed on Schedule 3.15(a)), (v) provide for any new pension, retirement or other employment benefits (other than as required by Law) for employees or any increase in any existing benefits (other than as required by Law) or (vi) make any loan to any employee or Financial Advisor;

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(d)          not (i) enter into or renew any lease, agreement or commitment that, if entered into prior to the date of this Agreement, would have been required to be included on Schedule 3.14 or 3.15, (ii) cause, or take any action to allow, any lease, agreement or commitment listed on Schedule 3.14 or 3.15 to lapse (other than in accordance with its terms), to be modified in any adverse respect, or otherwise to become impaired in any material manner, or take any action of the kind referred to in Section 3.9;

(e)          (i) maintain all of its properties and assets in customary repair, maintenance and condition, except to the extent of normal wear and tear; and (ii) maintain or cause to be maintained insurance on its properties and assets and the Business as described in Section 3.18; and

(f)          unless required by Law, not (i) make, change or rescind any election relating to Taxes; (ii) change a method of Tax accounting; (iii) file or amend any Tax Return; (iv) settle or compromise any federal, state, local or foreign Tax liability, audit, claim or assessment; (v) enter into any closing agreement related to Taxes; or (vi) knowingly surrender any right to claim any material Tax refund.

5.4           Notices. Buyers and Sellers shall promptly notify each other in writing of, and furnish any information that the other Party may request with respect to, (a) in the case of Sellers, any claim, litigation, proceeding or governmental investigation threatened or asserted by or against Sellers (with respect to the Companies) or the Companies or any material development with respect to any such claim, litigation, proceeding or investigation and (b) in the case of Sellers and Buyers, any event or condition that would cause any of the conditions to any such Party’s obligation to consummate the transactions contemplated by this Agreement not to be fulfilled and any other occurrence of any kind that could reasonably be expected to have a Seller Material Adverse Effect or Buyer Material Adverse Effect, as applicable. Should any such matter require any change in the Schedules of Sellers or of Buyers if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, such Party shall, prior to the Closing Date, deliver to the other a supplement to the applicable Schedules specifying such change. A Party’s receipt or knowledge of information pursuant to this Section 5.4 (including as a result of any supplement to any Schedule), Section 5.6 or otherwise shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any other Party in this Agreement (including such other Party’s indemnification obligations under Section 9) or the determination of whether any of the conditions set forth in Section 7 has been satisfied (including for purposes of the Parties’ termination rights under Section 10).

5.5           Fees and Expenses. Except as otherwise specifically provided in this Agreement, each Party shall bear its own fees and expenses in connection with the negotiation and preparation of this Agreement and in connection with all obligations required to be performed by it under this Agreement.

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5.6           Access to Information. Prior to the Closing, Buyers and their respective representatives may make such reasonable investigation of the Companies as they may desire, and Sellers shall cause the Companies to give to Buyers and to their counsel, accountants and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of the assets, books, commitments, agreements, records and files of the Companies, and Sellers shall cause the Companies to promptly furnish to Buyers during that period all documents and copies of documents and information concerning the business and affairs of the Companies as Buyers reasonably may request. Buyers shall (unless otherwise required by applicable Law) hold, and shall cause their respective representatives to hold, all such information and documents and all other information and documents delivered pursuant to this Agreement confidential and, if the transactions contemplated by this Agreement are not consummated for any reason, shall return to the Companies all such information and documents and any copies as soon as practicable and shall not disclose any such information (that has not previously been disclosed by a Party, other than Buyers or their Affiliates) to any third party unless required to do so pursuant to a request or order under applicable Laws and regulations or pursuant to a subpoena or other legal process. Buyers’ obligations under this Section 5.6 (x) shall terminate automatically on the Closing Date or (y) if the transactions contemplated by this Agreement are not consummated, shall survive for a period of one year after the termination of this Agreement. To the extent in conflict with or otherwise inconsistent with the provisions of this Section 5.6 or any other provision of this Agreement, the terms of the Confidentiality Agreement between JPTC and RCS Advisory Services, LLC dated February 20, 2013 (the “Confidentiality Agreement”) are hereby amended and superseded. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, Buyers shall be permitted to file financial statements of any Company (or any portion, extract or restatement thereof) in connection with any filings made by Buyers with the SEC after the date hereof, as contemplated by Section 5.8.

5.7           Additional Financial Statements. Sellers shall deliver to Buyer promptly after available copies of all monthly and quarterly financial statements relating to the Companies that may be prepared by the Companies during the period from the date of this Agreement to the Closing Date. Sellers shall cause the Companies to prepare financial statements relating to the Companies not less frequently than monthly and shall deliver them to Buyer within 30 days following the end of each month. All financial statements delivered pursuant to this Section 5.7 shall (a) be in accordance with the books and records of the Companies, (b) show all expenses attributable to the Companies, (c) be prepared in accordance with the Applicable Accounting Procedures and (d) fairly present the financial position and results of operations of the Companies at the dates and for the periods indicated. Sellers promptly shall furnish to Buyer any other information concerning the financial and operating condition of the Companies that Buyer from time to time may reasonably request.

5.8           Financial Statement Cooperation; Financing. Sellers shall (at Buyer’s expense), and shall cause the Companies to, cooperate with (a) Buyers in a timely manner as reasonably requested by Buyers in connection with, to the extent applicable, (i) Buyers’ preparation of historical financial statements and pro forma financial information relating to the Companies or the Business pursuant to Regulation S-X under the Securities Act and (ii) the timely filing of any other financial statements and pro forma financial information with the SEC under the Securities Act or the Exchange Act and for any securities offerings by Buyers or any of their Affiliates for which such financial information is reasonably necessary or advisable, in each case including (A) permitting Buyers to use any audited or unaudited financial statements of the Companies available, (B) facilitating the delivery from the Companies’ or Buyers’ independent public accountants, as applicable, of relevant comfort letters necessary or advisable in connection with the foregoing, (C) facilitating the delivery from the Companies’ independent public accountants of relevant consent letters necessary in connection with the foregoing and (D) if any requested financial statements are not available, assisting Buyers in the preparation of such financial statements and (b) Buyers and their lenders in connection with Buyers’ efforts (if any) to arrange debt financing to satisfy (in whole or part) Buyers’ obligations to pay the Closing Cash Consideration, Additional Cash Consideration and any other amounts due from Buyers hereunder.

5.9           Resignations; Releases. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of each of JPTC and JPTCCM requested by Buyer at least two Business Days prior to the Closing. Each Seller, each person who is an officer or director of any Company as of the date of this Agreement and each other person who becomes an officer or director of any Company prior to the Closing shall execute and cause to be delivered to Buyer a release in form and substance satisfactory to Buyer (the “Release”) at the Closing in accordance with Section 7.2(m).

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5.10         Certain Tax Matters.

(a)          Straddle Period. To the extent permitted by applicable Law, the Parties agree to cause state and local Tax Periods of the Companies to be closed at the close of business on the Closing Date. In the event applicable Law does not permit the closing of any such period, the allocation of Tax liability for any Straddle Period shall be made as follows: (i) in the case of Taxes imposed on a periodic basis and not based on income (such as real or personal property Taxes), the portion of such Taxes attributable to any Pre-Closing Tax Period included in the Straddle Period shall be equal to the product of such Taxes attributable to the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period included in the Straddle Period, and the denominator of which is the total number of days in such Straddle Period, and the amount of Taxes attributable to any Post-Closing Tax Period included in the Straddle Period shall be the excess of the amount of the Taxes for the Straddle Period over the amount of Taxes attributable to the Pre-Closing Tax Period included in the Straddle Period; provided, however, that if the amount of periodic Taxes imposed for such Straddle Period reflects different rates of Tax imposed for different periods within such Straddle Period, the formula described in the preceding clause shall be applied separately with respect to each such period within the Straddle Period and (ii) in the case of all other Taxes, the portion of such Taxes attributable to the Pre-Closing Tax Period shall be determined, if reasonably feasible, from the books and records of the Companies as though the taxable year or period of the Companies terminated at the close of business on the Closing Date.

(b)          Filing Tax Returns; Payment of Taxes. The Sellers’ Representative shall prepare, or cause to be prepared, all Tax Returns of the Companies required to be filed after the Closing Date for Pre-Closing Tax Periods other than Straddle Periods (the “Seller Returns”). At least 30 days prior to the due date of any Seller Return (taking into account all applicable extensions), the Sellers’ Representative shall deliver such Seller Return to Buyer, for Buyer’s approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided that if Buyer has not responded at least ten days prior to the due date of such Seller Return, Buyer shall be deemed to have approved of such Seller Return. The Sellers’ Representative shall promptly remit to Buyer (but in no event less than five Business Days prior to the due date of such Seller Return), all Taxes shown as due on such Seller Return. Once Buyer has approved or is deemed to have approved such Seller Return, Buyer shall file such Seller Return. All such Seller Returns shall be prepared in a manner that is consistent with the prior practices of the Companies except as required by applicable Law. Buyer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, (taking into account all applicable extensions) all Tax Returns of the Companies for, or that include, Pre-Closing Tax Periods that are required to be filed after the Closing Date, other than the Seller Returns but including Straddle Periods (the “Buyer Returns”). At least 30 days prior to the due date of any Buyer Return (taking into account all applicable extensions), Buyer shall deliver such Buyer Return to the Sellers’ Representative for its approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided that if the Sellers’ Representative has not responded at least ten days prior to the due date of such Buyer Return, the Sellers’ Representative shall be deemed to have approved of such Buyer Return. The Sellers’ Representative shall promptly remit to Buyer (but in no event less than five Business Days prior to the due date of such Buyer Return) all Taxes shown as due on such Buyer Return for which Sellers are responsible pursuant to this Section 5.10. All such Buyer Returns shall be prepared in a manner that is consistent with the prior practices of the Companies except as required by applicable Law.

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(c)          Cooperation. In connection with the preparation and filing of Tax Returns and the conduct of audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Companies for all Pre-Closing Tax Periods, Buyer, on the one hand, and Sellers’ Representative, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Tax Authorities as to the imposition of Taxes. Buyer shall, and shall cause the Companies to, retain all books and records with respect to Tax matters pertinent to the Companies relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or the Sellers’ Representative, any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(d)          Audits and Contests.

(i)          Buyer shall notify the Sellers’ Representative upon receipt by Buyer or any of its Affiliates of any written notice of any inquiries, assessments, proceedings or similar events received from any Tax Authority with respect to Taxes of the Companies for Pre-Closing Tax Periods, other than with respect to a Straddle Period (any such inquiry, assessment, proceeding or similar event, a “Tax Matter”). The Sellers’ Representative may, at the expense of the Sellers’ Representative, participate in and, upon written notice by the Sellers’ Representative to Buyer, assume the defense of any such Tax Matter. If the Sellers’ Representative assumes such defense, the Sellers’ Representative shall have the authority, with respect to any Tax Matter, to represent the interests of the Companies before the relevant Tax Authority and have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. If the Sellers’ Representative assumes such defense, the Sellers’ Representative will be entitled to defend and settle such Tax Matter. The Sellers’ Representative shall keep Buyer informed with respect to the commencement, status and nature of any such Tax Matter, and will, in good faith, allow Buyer to consult with it regarding the conduct of, or positions taken in, any such proceeding. Notwithstanding anything in this Agreement to the contrary, the Sellers’ Representative shall not settle or otherwise compromise any Tax Matter without Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, except that no consent shall be required for a settlement or compromise that involves only the payment of money and does not adversely affect in a legally binding manner the Tax liability of the Companies with respect to any Post-Closing Tax Period.

(ii)         Buyer has the right to represent the interests of the Companies before the relevant Tax Authority with respect to any inquiry, assessment, proceeding or other similar event relating to a Straddle Period (a “Straddle Period Tax Matter”) and has the right to control the defense, compromise or other resolution of any such Straddle Period Tax Matter subject to the limitations contained herein, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Straddle Period Tax Matter. If the Sellers’ Representative would be required to reimburse Buyer pursuant to this Agreement with respect to such Straddle Period Tax Matter, then (A) Buyer shall notify the Sellers’ Representative upon receipt by Buyer or any of its Affiliates of any notice of such Straddle Period Tax Matter, (B) the Sellers’ Representative has the right (but not the duty) to participate in the defense of such Straddle Period Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Buyer, (C) Buyer shall not enter into any settlement of or otherwise compromise any such Straddle Period Tax Matter to the extent that it adversely affects the Tax liability of Sellers without the prior written consent of the Sellers’ Representative, such consent not to be unreasonably withheld, conditioned or delayed and (D) Buyer shall, in good faith, consult with the Sellers’ Representative regarding the conduct of, or positions taken in, any such proceeding and shall keep the Sellers’ Representative reasonably informed with respect to the commencement, status, and nature of any such Straddle Period Tax Matter.

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(e)          Tax Indemnification. Each Seller will jointly and severally indemnify and hold harmless each Buyer Indemnified Party from, against and in respect of any and all Losses (including required tax filing preparation costs) which any such Buyer Indemnified Party may suffer, sustain or become subject to as a result of, arising out of, or directly or indirectly relating to: (i) all Taxes (or the non-payment thereof) of any Company with respect to any Pre-Closing Tax Period, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (iii) any and all Taxes of any Person imposed on any Company as a result of any Tax Sharing Agreement or Tax allocation agreement, arrangement, or understanding, (iv) any and all Taxes of any Person imposed on any Company as a transferee or successor, by contract, or otherwise, (v) any and all Taxes resulting from the making of any Section 338 Election in connection with the purchase of the Membership Interests pursuant to this Agreement, (vi) the inability to make a Section 338 Election with respect to either Company as a result of the breach or inaccuracy of any of the representations and warranties contained in Section 3.13, (vii) the failure of the Sellers’ Representative to comply with its covenants, agreements or obligations under this Section 5.10 and (viii) Transfer Taxes for which Sellers are liable in accordance with Section 5.10(f).

(f)          Transfer Taxes. Any and all state, local, foreign and other transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), will be paid one-half by Sellers and one-half by Buyers when due. Sellers will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, Buyers will (and will cause their Affiliates to) join in the execution of any such Tax Returns and other documentation, with such expense to be borne one-half by Sellers and one-half by Buyers.

(g)          Mitigation of Taxes. Buyers and the Sellers’ Representative shall, upon request, use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

(h)          Elections; Allocations; S Corporation Status.

(i)          Section 338(h)(10) Election.         Each Seller shall join with Parent in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and non-U.S. tax law) with respect to the purchase and sale of the Membership Interests hereunder (collectively, a “Section 338(h)(10) Election”). Sellers shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Law. Sellers shall also pay any Tax imposed on the Companies attributable to the making of the Section 338(h)(10) Election, including (A) any Tax imposed under Section 1374 of the Code, (B) any tax imposed under Treasury Regulation Section 1.338(h)(10)-1(d)(2) or (C) any state, local, or non-U.S. Tax imposed on the Companies’ gain. Each of Buyers, the Companies and Sellers agree to promptly provide the other Parties with any information and reasonable assistance required to complete IRS Forms 8594, 8023 and 8883 (and any other relevant forms) in a timely manner. In the event an election under Section 338(h)(10) of the Code is not available, but an election under Section 336(e) is available, the Parties agree to make an election under Section 336(e) of the Code, and all references herein to a Section 338(h)(10) Election shall mean an election under Section 336(e) of the Code.

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(ii)         Purchase Price Allocation.

a)         The Purchase Price shall be allocated in conformity with Sections 338 and 1060 of the Code and set forth in a statement (the “Proposed Allocation Statement”), which shall be delivered by the Sellers’ Representative to Buyer within 30 days following the date on which the Final Closing Working Capital Statement has been finally determined in accordance with Section 2.3(b)(iii) or 2.3(b)(iv), for Buyer’s review, comment and consent, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer and the Sellers’ Representative shall make a good faith effort to agree on such allocation. Buyer shall provide the Sellers’ Representative any comments on such allocation within 60 days after receipt thereof, and the Sellers’ Representative shall consider such comments in good faith. Subject to the terms and conditions hereof, if Buyer does not deliver any comments on such allocation within 60 days following its receipt of the Proposed Allocation Statement, the Proposed Allocation Statement shall be deemed to be final for all purposes under this Agreement (the final Proposed Allocation Statement, as determined in accordance with this Section 5.10(h)(ii)a) or as determined in accordance with Section 5.10(h)(ii)b), as the case may be, being the “Final Allocation Statement”).

b)        If the Parties cannot agree on the allocation of the Purchase Price, it shall be referred to the Neutral Auditors. The fees and expenses of the Neutral Auditors will be borne equally by Sellers, on the one hand, and Buyers, on the other hand. Each Party will bear the fees, costs and expenses of its own accountants and all of its other expenses in connection with matters contemplated by this Section 5.10(h)(ii)b). The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Agreement and the presentations by Buyer and the Sellers’ Representative, or representatives thereof, and not by independent review, only the resolution of the disputed items. The Parties will use reasonable efforts to cause the Neutral Auditors to issue their resolution within 30 days after the submission of the disputed items to the Neutral Auditors. The Neutral Auditors’ resolution of the disputed items shall be set forth in a written statement delivered to Buyer and the Sellers’ Representative. Such resolution shall be deemed to be mutually agreed upon by Buyer and the Sellers’ Representative for all purposes of this Agreement and shall be final and binding on, and nonappealable by, the Parties. Each Party shall be entitled to have judgment entered upon such resolution, in a manner consistent with such resolution, in any court having jurisdiction. The Final Allocation Statement will consist of the applicable amounts from the Proposed Allocation Statement (or amounts otherwise agreed to in writing by Buyer and the Sellers’ Representative as to items that have not been submitted for resolution to the Neutral Auditors) and the amounts determined by the Neutral Auditors as to the disputed items that were submitted to the Neutral Auditors for resolution. Any changes to the Proposed Allocation Statement resulting from such resolution of the disputed items shall be made, and such Proposed Allocation Statement, as so changed, shall be the Final Allocation Statement for all purposes under this Agreement. The Parties agree to revise the Final Allocation Statement from time to time to reflect the payment of the Additional Purchase Price and any Earn-Out Consideration, to the extent not previously taken into account for purposes of the Final Allocation Statement.

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c)          The Parties agree to (1) be bound by the Final Allocation Statement, (2) act in accordance with the Final Allocation Statement in the preparation and filing of all Tax Returns (including filing IRS Forms 8594, 8023 and 8883 (and any other relevant forms) in a timely fashion in accordance with the rules under Section 1060 of the Code) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (3) revise and amend the IRS Form 8594 and/or 8883 (and any other relevant forms) in connection with the (A) payment of the Additional Purchase Price and any Earn-Out Consideration or (B) any adjustment to the Purchase Price, in each case, within 30 calendar days of such payment or adjustment. Buyers, Sellers and their respective Affiliates will not take any position inconsistent with the allocation among the Parties set forth in the Final Allocation Statement for tax, accounting and financial reporting purposes unless required to do so by applicable Tax Law.

(iii)        S Corporation Status.        The Companies and Sellers shall not revoke the Companies’ elections to be taxed as S corporations within the meaning of Sections 1361 and 1362 of the Code. The Companies and Sellers shall not take or allow any action that would result in the termination of the status of either Company as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

(i)          Survival. Notwithstanding any other provision of this Agreement, the obligations of the Parties set forth in this Section 5.10 shall remain in effect until 60 days following the expiration of the applicable statutes of limitations.

(j)          Conflicts. Notwithstanding any other provision of this Agreement, in the event of a conflict between this Section 5.10 and any other provision of this Agreement, this Section 5.10 shall govern and control.  For the avoidance of doubt, the limitations in Sections 9.1 and 9.4 shall not apply to claims under Section 5.10(e).

5.11         Certain Actions of Buyers. From the date of this Agreement through the Closing Date, Parent (a) shall operate its business in compliance in all material respects with applicable Laws and (b) shall not (except as otherwise expressly permitted by this Agreement or as the Sellers’ Representative shall otherwise consent in writing prior thereto) amend its certificate of incorporation in a manner that would have a material adverse effect on Sellers’ rights under this Agreement in respect of the Closing Stock Consideration, the Additional Stock Consideration or the Earn-Out Consideration.

6.          Non-Competition and Related Covenants.

6.1           Non-Competition. During the Restricted Period, Sellers shall not, directly or indirectly, engage in, manage, operate or participate in the ownership, management or control of or have any interest in, any business or entity that engages, anywhere in the United States, in the Restricted Business. For this purpose, a Person shall be deemed to be directly or indirectly participating in a business, activity or entity if it or he is engaged or participates in that business, activity or entity as an owner, director, officer, employee, sales representative, agent, broker, partner, individual proprietor, lender, consultant or otherwise, but not if its or his interest is limited solely to the ownership as a passive investment of less than 5% of any class of the equity or debt securities of a corporation whose shares are traded on any national securities exchange. No Seller shall be deemed to own an interest in publicly traded stock if it is held in an account, such as a mutual fund account, over which such Seller has no discretionary trading authority. During the Restricted Period, Sellers shall not, and shall cause each of their respective Affiliates not to, make or take any actions, public remark or comments that are intended to disparage Buyers or any of their respective Affiliates.

6.2           Non-Solicitation.

(a)          During the Restricted Period, Sellers shall not, directly or indirectly, solicit or otherwise seek to employ or hire any employee of any of Parent, RCAP Holdings, LLC or any of their respective subsidiaries, unless such employee (i) resigns voluntarily (without any solicitation or interference from any Seller), (ii) is terminated by Parent, RCAP Holdings, LLC or any such subsidiary, as applicable, after the Closing Date or (iii) seeks employment on an unsolicited basis, in response to general advertising by third party employment agencies, provided that such general advertising was not directed to a specific employee or group of employees.

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(b)          During the Restricted Period, Sellers shall not, directly or indirectly, solicit or encourage any Person who has been a customer, client or supplier of any of Parent, RCAP Holdings, LLC or any of their respective subsidiaries to discontinue or diminish such Person’s business relationship with the Parent, RCAP Holdings, LLC or any such subsidiary, as applicable.

6.3           Confidentiality. Sellers shall not, and shall cause the Companies not to, at any time hereafter disclose to anyone, or use in competition with or to the detriment of Buyers, any of the Companies’ confidential, proprietary or secret information acquired by Buyers pursuant to this Agreement; provided that the foregoing shall not apply to any information that (a) currently is publicly available or (b) becomes publicly available after the date hereof through no fault of the Companies or any Seller or any of their respective representatives, including a breach of this Agreement. Notwithstanding anything in the preceding sentence to the contrary, the Companies or Sellers may disclose such confidential, proprietary, or secret information (i) to the extent required to do so by a court order, subpoena, or other legal process (provided that they will promptly notify Buyers upon receiving any such order, subpoena, or other process, and will engage in commercially reasonable efforts at Buyers’ expense to avoid such disclosure), (ii) to the extent required to fulfill legal and regulatory obligations (provided that they will promptly notify Buyers of such requirement and will engage in commercially reasonable efforts at Buyers’ expense to avoid such disclosure) or (iii) to such Person’s attorneys, accountants or other advisors who need to know such information and agree to be bound by this Section 6.3.

6.4           Enforcement, etc.

(a)          The covenants in this Section 6 are for the benefit of, and may be enforced by, Buyers. Sellers acknowledge that the remedy at law for breach of the provisions of this Section 6 would be inadequate and that, in addition to any other remedy Buyers may have, they will be entitled to seek an injunction restraining any breach or threatened breach of this Section 6, without any bond or other security being required. Sellers also acknowledge that the provisions contained in this Section 6 are in addition to, and not in limitation of, any provisions relating to non-competition and non-solicitation contained in any employment or other agreement they may sign.

(b)          If any court construes any covenant in this Section 6 to be unenforceable in any respect, the court may reduce the duration or area to the extent necessary so that the provision is enforceable, and the provision, as reduced, shall then be enforceable.

(c)          The rights of Buyers under this Section 6 may be assigned to any purchaser or other acquiror in connection with any transaction that acquires or succeeds to all or a substantial part of the business acquired by Buyers from Sellers, in which event the provisions of this Section 6 shall continue to be binding upon Sellers and shall be enforceable by the purchaser or other acquiror.

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7.          Conditions to Closing .

7.1           Conditions to Obligations of Each Party.

The obligations of each Party to consummate the transactions contemplated hereby at the Closing shall be subject to the fulfillment (or waiver by such Party in writing) at or prior to the Closing of the following conditions:

(a)          No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have determined that any applicable Law makes illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such applicable Law to such effect shall be pending.

(b)          Governmental Approvals. Any and all material Governmental Approvals necessary to permit the consummation of the transactions contemplated hereby (other than the approval contemplated by Section 7.2(k)) shall have been duly obtained, made or given, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect.

7.2           Conditions to the Obligations of Buyers. Buyers’ obligations to consummate the transactions under this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer):

(a)          the representations and warranties of Sellers contained in this Agreement that are not qualified by materiality, “Material Adverse Effect” or similar qualifiers, shall be true in all material respects at and as of the date hereof and at and as of the time of the Closing with the same effect as if they had been made again at and as of the Closing and the representations and warranties of Sellers contained in this Agreement that are qualified by materiality, “Material Adverse Effect” or similar qualifiers shall be true in all respects at and as of the date hereof and at and as of the time of the Closing with the same effect as if they had been made again at and as of the Closing;

(b)          Sellers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing;

(c)          Buyer shall have received, without any condition adverse to it, all Consents listed on Schedule 7.2(c), each in form and substance reasonably satisfactory to Buyer;

(d)          there shall not have been between the date hereof and the Closing any event or circumstance that has had or would reasonably be expected to have a Seller Material Adverse Effect;

(e)          Sellers shall have made the payments contemplated by, and otherwise complied with, Section 8.4;

(f)          Sellers shall have delivered to Buyers evidence, reasonably satisfactory to Buyer, of the termination of all Affiliate transactions listed on Schedule 7.2(f);

(g)          JPTC shall have, as of the Closing Date and after giving effect to the transactions contemplated hereby, sufficient net capital to meet its then-applicable minimum net capital requirement under Section 15c3-1 of the Exchange Act, but no less than $2,000,000;

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(h)          Sellers shall have delivered to Buyers evidence, prepared in accordance with Schedule 7.2(h), that Assets Under Administration as of the Closing Date for all Advisory Agreements that have been assigned to Buyer are no less than 90% of Assets Under Administration as of the date hereof;

(i)          Buyer shall have been furnished with a certificate or certificates of Sellers dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying to the fulfillment of the conditions set forth in Sections 7.2(a), 7.2(b), 7.2(d) through 7.2(h);

(j)          each of the Companies shall have provided to Buyer an affidavit of non-foreign status (in a form reasonably acceptable to Buyer) that complies with the Treasury Regulations under Section 1445 of the Code;

(k)          JPTC shall have received FINRA’s written approval of its Application for Continuance in Membership in accordance with FINRA Rule 1017;

(l)          Timothy W. McAfee, William L. Mello and Dean Vernoia shall have each executed and delivered an employment agreement with an affiliate of Parent in form and substance satisfactory to Buyer;

(m)          Buyer shall have received (i) the resignations of the directors and officers of each of JPTC and JPTCCM pursuant to Section 5.9 and (ii) Releases duly executed by the Persons identified on Schedule 7.2(m); and

(n)          The transactions contemplated by the Specified Agreement shall have been consummated.

7.3           Conditions to the Obligations of Sellers. The obligations of Sellers to consummate the transactions under this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by the Sellers’ Representative):

(a)          the representations and warranties of Buyers contained in this Agreement that are not qualified by materiality, “Material Adverse Effect” or similar qualifiers shall be true in all material respects at and as of the date hereof and at and as of the time of the Closing with the same effect as if they had been made again at and as of the Closing and the representations and warranties of Buyers contained in this Agreement that are qualified by materiality, “Material Adverse Effect” or similar qualifiers shall be true in all respects at and as of the date hereof and at and as of the time of the Closing with the same effect as if they had been made again at and as of the Closing;

(b)          Buyers shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them prior to or at the Closing;

(c)          there shall not have been between the date hereof and the Closing any event or circumstance that has had or would reasonably be expected to have a Buyer Material Adverse Effect;

(d)          Buyers shall have made the payment contemplated by Section 8.3; and

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(e)          Sellers shall have been furnished with a certificate from Buyer, dated the Closing Date, in form and substance satisfactory to them, certifying to the fulfillment of the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c).

8.          Transactions at the Closing.

8.1           Documents to be Delivered by Sellers . At the Closing, Sellers shall deliver to Buyer the following:

(a)          certificates (if any) evidencing the Membership Interests, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(b)          the certificates referred to in Section 7.2(j);

(c)          copies of all Consents received pursuant to Section 5.2 or referred to in Section 7.2(c);

(d)          a receipt for the Closing Purchase Price;

(e)          good standing certificates as of a recent date for each of JPTC and JPTCCM;

(f)          a certificate from Sellers dated the Closing Date, in form and substance reasonably satisfactory to Buyer, setting forth a schedule of the Unknown Claims (as defined in Section 9.2) as of such date, and the aggregate amount reserved therefor in the financial statements of the Companies; and

(g)          such other documents and instruments as may be reasonably requested by Buyers to effect or evidence the acquisition of the Membership Interests by Buyer and the other transactions contemplated hereby, in form and substance reasonably satisfactory to Buyers.

8.2           Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to the Sellers’ Representative good standing certificates as of a recent date for each of Buyer and Parent.

8.3           Payment. At the Closing, Buyer shall (a) wire transfer to Sellers an amount equal to the cash portion of Closing Purchase Price in same-day funds (in U.S. dollars) based on the Payment Instructions and (b) deliver to the Sellers’ Representative evidence of the issuance of the Closing Stock Consideration, in form and substance reasonably satisfactory to the Sellers’ Representative.

8.4           Repayment of Indebtedness. At the Closing, Sellers shall, and Sellers shall cause the Companies to, repay in full all indebtedness for borrowed money of the Companies as of the Closing Date (other than the indebtedness set forth on Schedule 8.4) out of the proceeds of the Closing Cash Consideration and obtain such releases, termination statements and other documentation reasonably required by Buyer to confirm the termination of all documentation relating to such indebtedness, including each document referred to on Schedule 3.14(g), and cause all Liens in favor of any such lender to be released and terminated as of the Closing Date.

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9.          Survival of Representations and Warranties; Indemnification.

9.1           Survival.

(a)          All representations and warranties made by Sellers shall survive the Closing. Sellers shall not, however, other than in the event of intentional misrepresentation or fraud on the part any Seller, have any liability for misrepresentation or breach of warranty except to the extent that notice of a claim is asserted in writing and delivered to the Sellers’ Representative prior to the 18 month anniversary of the Closing Date, except for (i) misrepresentations or breaches of warranty in Sections 3.1, 3.2, 3.3 and 11.2, for which a claim may be asserted at any time (and without limitation as to time) after the Closing Date; and (ii) misrepresentations or breaches of warranty in Sections 3.13 and 3.20 for which a claim may be asserted within 60 days after the expiration of the statute of limitations applicable to the Tax involved (the representations and warranties referred to in the preceding clauses (i) and (ii) being referred to collectively as the “Seller Excepted Matters”).

(b)          The representations and warranties by Buyers shall survive the Closing. Buyers, however, shall not, other than in the event of intentional misrepresentation or fraud on the part of any Buyer, have any liability for misrepresentation or breach of warranty except to the extent that notice of a claim is asserted in writing and delivered to Buyers prior to the 18 month anniversary of the Closing Date, except for misrepresentations or breaches of warranty in Sections 4.1, 4.2, 4.4 or 11.2 (the “Buyer Excepted Matters”), for which a claim may be asserted at any time (and without limitation as to time) after the Closing Date.

9.2           Indemnification by Sellers. Subject to the limitations set forth in Section 9.4, Sellers shall jointly and severally indemnify Buyers and their respective Affiliates and their respective directors, officers, employees and representatives (the “Buyer Indemnified Parties”) against all loss, liability, damage or expense (including reasonable fees and expenses of counsel) (collectively referred to as “Losses”), whether involving a third party or among the Parties to this Agreement, any of the Buyer Indemnified Parties may suffer, sustain or become subject to as a result of or in connection with (a) except as set forth in clause (c) and (d) below, any breach of any representation or warranty of Sellers contained in this Agreement (including any breach of any representation or warranty of Sellers contained in this Agreement as if it had been made again at and as of the Closing), (b) any breach of any covenant or agreement of Sellers contained herein, (c) the claims, litigation or proceedings set forth on Schedule 3.12 (collectively, “Known Claims”), if and solely to the extent that the aggregate Losses resulting from or arising in connection with all such Known Claims exceed (i) the aggregate amount reserved therefor as of December 31, 2013 in the financial statements of the Companies, as set forth on Schedule 9.2, plus (ii) the amount of all cash contributions or other increases (net of any decreases) (any such increases or decreases, to the extent permitted by this Agreement, Applicable Accounting Principles and applicable Law) to such reserves prior to the Closing (including as contemplated pursuant to Section 5.1(c)), and (d) the claims, litigation or proceedings in substantially the same nature as the Known Claims that arise after the date hereof and through the Closing (collectively, “Unknown Claims”), if and solely to the extent that the aggregate Losses resulting from or arising in connection with all such Unknown Claims exceed the aggregate amount reserved therefor as of the Closing Date in the financial statements of the Companies for such period. For the avoidance of doubt, any claim for indemnification by the Buyer Indemnified Parties with respect to any Known Claims or any Unknown Claims shall be brought pursuant to Section 9.2(c) or Section 9.2(d), as applicable, and shall not be pursued as a claim for a breach of a representation or warranty pursuant to Section 9.2(a).

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9.3           Indemnification by Buyers. Subject to the limitations set forth in Section 9.4, Buyers shall jointly and severally indemnify and hold harmless Sellers and their respective Affiliates and their respective directors, officers, employees and representatives (the “Seller Indemnified Parties”) against all Losses, whether involving a third party or among the Parties to this Agreement, any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of or in connection with (a) any breach of any representations or warranty of Buyers contained in this Agreement (including any breach of any representation or warranty of Buyers contained in this Agreement as if it had been made again at and as of the Closing) and (b) any breach of any covenant or agreement of Buyers contained herein.

9.4           Limitations on Liability. No Party shall be liable for indemnification pursuant to Sections 9.2(a) or 9.3(a), as applicable, unless and until the aggregate amount of Losses incurred by the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, as a result of all such matters exceeds $100,000 (the “Basket Amount”), in which case such Party shall be liable for the amount of all such Losses incurred by the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, that exceeds the Basket Amount. The maximum aggregate liability for Losses incurred by the Buyer Indemnified Parties or Seller Indemnified Parties pursuant to Section 9.2(a), (c) or (d) or Section 9.3(a), as applicable (the “Cap”), shall be $1,750,000. Notwithstanding the foregoing or any other provision of this Agreement, Losses incurred by the Buyer Indemnified Parties for any breach of a Seller Excepted Matter or by the Seller Indemnified Parties for any breach of a Buyer Excepted Matter or in the event of intentional misrepresentation or fraud on the part of any Seller or Buyer, as applicable, shall, in each case, not be subject to the Basket Amount or the Cap. For purposes of (i) determining whether there has been any breach of any representation or warranty made by Buyers or Sellers for purposes of this Section 9, and (ii) calculating Losses hereunder, each representation and warranty contained in this Agreement shall be read without regard and without giving effect to any materiality, Material Adverse Effect or other similar qualification contained in such representation or warranty.

9.5           Defense of Claims. If any third party claim is made against any indemnitee that, if sustained, would give rise to indemnification liability for an indemnitor under this Section 9, the indemnitee shall promptly cause notice of such claim to be delivered to the indemnitor (provided that the failure to provide such notice shall not release, waive or otherwise affect the indemnitor’s obligations with respect to such claim except to the extent the indemnitor is actually prejudiced in any material respect as a result of such failure). The indemnitor shall have the right, at its sole cost and expense, to defend against, conduct and control any action or proceeding with respect to such third party claim, through counsel of its own choice reasonably satisfactory to the indemnitee, unless the nature of the claim creates an ethical conflict or otherwise makes it inadvisable in the good faith determination of counsel to the indemnitee for the same counsel to represent the indemnitor and the indemnitee, in which case the indemnitee may retain its own counsel to defend such claim at the sole cost and expense of the indemnitor. If the indemnitor elects to defend against the third party claim, it must so notify the indemnitee in writing within ten Business Days of receipt of the indemnitee’s notice thereof, failing which, the indemnitee may defend against, conduct and control any action or proceeding with respect to such claim with counsel of its own choosing, at the sole cost and expense of the indemnitor. If the indemnitor shall timely assume the defense of the third party claim, it shall diligently pursue the defense of such claim and keep the indemnitee reasonably apprised of the status thereof (provided that the indemnitee shall have the right to participate in, but not control, the defense of such claim with counsel of its own choosing, at its sole cost and expense). Neither the indemnitor nor the indemnitee, as the case may be, may compromise or settle any third party claim against which it is defending without the prior written consent of the indemnitee or the indemnitor, as the case may be (which consent, if applicable, shall not be unreasonably withheld, conditioned or delayed), unless the claim is solely for money damages to be paid in full by the settling, compromising party and requires no admission of wrongdoing on the part of the non-settling, non-compromising party. The Parties shall reasonably cooperate in the defense or prosecution of any third party claim.

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9.6           Set-Off. In connection with any good faith claim in respect of any claim for indemnification pursuant to Section 5.10(e) or Section 9.2, Buyers shall be entitled, as a non-exclusive remedy, to set-off such amounts claimed against the Additional Purchase Price and any Earn-Out Payment if required to be paid pursuant to Sections 2.2 and 2.4, respectively, on a dollar-for-dollar basis, but subject to the limitations in Sections 9.1 and 9.4 . The exercise of such right of set-off by Buyers in good faith, whether or not the claim is ultimately determined to be justified, will not constitute a breach of this Agreement. Once a claim is finally determined in accordance with this Agreement, if the Losses relating to such claim are determined to be less than the amount set-off against the Additional Purchase Price or any Earn-Out Payment, such excess amount shall, within 10 days of such final determination, be paid by or on behalf of Buyers to Sellers.

9.7           Indemnity Payment as Purchase Price Adjustment. Any indemnification payment under Sections 5.10(e), 9.2 or 9.3 shall be treated as an adjustment to the Purchase Price for the Membership Interests.

9.8           Adjustments for Insurance. Any payment made by an indemnifying party to an indemnified party pursuant to this Agreement shall be reduced by the aggregate amount of any insurance proceeds with respect to the indemnified claim, or payments under other third-party indemnity arrangements with respect to the indemnified claim, actually received by the indemnified party (or its Affiliates). In any case where an indemnified party (or any of its Affiliates) recovers any insurance payments or other third-party indemnity payments in respect of a matter with respect to which an indemnifying party has indemnified and paid the indemnified party pursuant to this Agreement, such indemnified party shall (or shall cause its Affiliate to) promptly pay over to the indemnifying party the amount so recovered, but not in excess of the sum of (i) any amount previously so paid by the indemnifying party to or on behalf of the indemnified party in respect of such matter and (ii) any reasonable amount expended by the indemnifying party (or its Affiliates) in defending any claim arising out of such matter. The indemnified party agrees to use commercially reasonable efforts to prosecute (or to cause its appropriate Affiliate to use commercially reasonable efforts to prosecute) any claim relating to any claims hereunder with any applicable insurer or other third-party indemnitor; provided, however, that, if and to the extent legally and contractually permissible, the indemnified party may instead and in lieu thereof elect to, upon receiving an indemnity payment pursuant to this Agreement, subrogate the indemnifying party to all rights of the indemnified party against any third party in respect of the Losses to which such payment relates, in which case the indemnified party will execute upon the reasonable request (and at the expense) of the indemnifying party all instruments reasonably necessary to evidence and perfect such subrogation.

9.9           Payment of Liabilities. Notwithstanding anything in this Agreement to the contrary, in the event that the existence of an obligation for payment of money to a third party causes any representation or warranty made by Sellers in Section 9 to be untrue or incorrect, then, upon Sellers’ payment in full and discharge of such obligation, Sellers’ indemnification obligations in respect of any Losses resulting from, arising out of, based on or relating to any such untrue or incorrect representation and warranty shall (solely in respect of and to the extent of such payment) be deemed to have been satisfied.

9.10         Exclusive Remedies. Subject to Sections 6.4 and 11.11, and except in the event of intentional misrepresentation or fraud, Sellers’ and Buyers’ respective rights to indemnification under this Section 9 with respect to any Losses shall be their sole and exclusive remedy and they shall not be entitled to pursue, and hereby expressly waive, any and all other rights that may otherwise be available either at law or in equity with respect thereto.

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9.11         Punitive Damages. None of the Parties shall be liable to the other Parties, whether in contract, tort or otherwise, for any punitive or exemplary damages that in any way arise out of, or relate to, or are a consequence of, its performance or nonperformance under this Agreement, except in the case of intentional misrepresentation or fraud or to the extent such damages are actually awarded to any third party, including any Governmental Authority.

9.12         No Right of Contribution. No Seller shall have any right of contribution or subrogation against any Company with respect to any breach by such Seller of any of its representations, warranties, covenants or agreements.

10.         Termination.

10.1         Termination. This Agreement may be terminated (except in the case of Section 10.1(a), by written notice of the terminating Party to the other Parties):

(a)          by written agreement of Buyers and Sellers;

(b)          by either Buyers or Sellers if there shall be any Law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if consummation of the transactions contemplated by this Agreement would violate any nonappealable final judgment of any court or governmental body having competent jurisdiction;

(c)          by either Buyers or Sellers (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other Party, which breach is not cured within 30 calendar days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that no Party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) unless the breach of representation or warranty, together with all other such breaches, would entitle the Party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of representation or warranty by Sellers) or Section 7.3(a) (in the case of a breach of representation or warranty by Buyers);

(d)          by either Buyers or Sellers (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured within 30 calendar days following receipt by the breaching Party of written notice of such breach from the other Party, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that no Party shall have the right to terminate this Agreement pursuant to this Section 10.1(d) unless the breach of covenant or agreement, together with all other such breaches, would entitle the Party receiving such covenant or agreement not to consummate the transactions contemplated hereby under Section 7.2(b) (in the case of a breach of a covenant or agreement by Sellers) or Section 7.3(b) (in the case of a breach of a covenant or agreement by Buyers);

(e)          by either Buyers or Sellers if the Closing shall not have occurred by September 30, 2014 (the “Outside Date”); provided, however, that the Outside Date will automatically be extended to December 31, 2014 if, as of September 30, 2014, all of the conditions set forth in Section 7 (other than those conditions that by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, other than any of the conditions contained in Section 7.2(k) and Section 7.2(n); provided, further, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of or resulted in the failure of the Closing to occur on or prior to such date; or

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(f)          by Buyers if (i) despite the use of their respective commercially reasonable efforts pursuant to Section 5.1(b), the Parties are unable to agree on the form and substance of all Schedules referenced in such Section on or prior to January 24, 2014, or (ii) on or prior to such date, Buyers shall not have completed their due diligence review and investigation of the Companies or shall not be satisfied, in their sole discretion, with the results of such review and investigation; provided, however, that Buyers’ right of termination under this Section 10.1(f) shall expire and cease to have any force or effect if not exercised on or prior to February 7, 2014.

10.2         Effect of Termination. If this Agreement is terminated as permitted under Section 10.1, it shall thereupon become void and have no effect, without any liability or obligation on the part of any Party or any Affiliate, shareholder, director, officer, manager, employee or representative of such Party under this Agreement, and the transactions contemplated hereby shall be abandoned without further action by the Parties, except that the provisions of Section 5.6, this Section 10.2 and Section 11 shall survive the termination of this Agreement; provided that no termination of this Agreement under Section 10.1 shall relieve any Party that has willfully breached any provision of this Agreement from liability for such breach, and any such breaching Party shall remain fully liable for any and all Losses incurred or suffered by another Party as a result of such willful breach.

11.         Miscellaneous.

11.1         Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or sent by facsimile, one Business Day after being sent by a major overnight courier, or four days after being mailed by registered mail, return receipt requested, to the Parties at the addresses set forth below (or at such other address as a Party may specify by notice to the other):

if to Sellers or to Sellers’ Representative, to (both):

William L. Mello

156 Wildwood Dr.

Eatonton, GA 31024

Facsimile: 888-887-0380

and

Timothy W. McAfee

3652 Rembrandt Rd

Atlanta, GA 30327

Facsimile: 888-887-0381

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with a copy (which shall not constitute notice) to:

Greenberg Traurig LLP
Terminus 200
3333 Piedmont Road, NE, Suite 2500
Atlanta, GA 30305
Facsimile: 678-553-2604
Attn:    Terry Weiss, Esq.

if to Buyers, to:

RCS Capital Corporation
405 Park Avenue, 15th Floor
New York, NY 10022
Attn:   Ryan Tooley, Esq.

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Facsimile: 212-969-2900

Attn:	James P. Gerkis, Esq.
Lorenzo Borgogni, Esq.

11.2         Finders. Sellers jointly and severally represent and warrant that none of them has used the services of any broker or finder in connection with the transactions contemplated by this Agreement. Buyers jointly and severally represent and warrant that they have not used the services of any broker or finder in connection with the transactions contemplated by this Agreement.

11.3         Entire Agreement. This Agreement, including the schedules and exhibits, contains a complete statement of all the arrangements among the Parties with respect to its subject matter, supersedes any previous agreements among them relating to that subject matter and cannot be changed or terminated orally.

11.4         Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “dollars” and character “$” shall mean United States dollars. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may not be intended as a statement of fact but may instead represent an allocation among the Parties of the risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or any other date.

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11.5         Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements made and to be performed in New York. Each Party hereby submits to the exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives any objection to the laying of venue of any such suit or proceeding in any such court. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.6         Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

11.7         Waiver. Any Party may waive compliance by any other Party with any provision of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

11.8         Assignment; No Third Party Beneficiaries. No Party may assign any of its or his rights or delegate any of its or his duties under this Agreement without the consent of the other Parties; provided, however, that Buyer may assign this Agreement or all or any of its rights or obligations under this Agreement to any Affiliate or subsidiary of Parent and, following the Closing, in whole or in part to any Person acquiring all or any portion of the Membership Interests; provided further, however, that no such assignment shall relieve Buyer of any of its obligations under this Agreement. It is further expressly agreed that Sellers’ assignment of their rights under this Agreement, including rights to receive payment and to enforce their rights to collect such payment, to the Sellers’ Representative is expressly permitted. This Agreement is for the sole benefit of the Parties hereto and their successors and permitted assigns and, except for Section 9, nothing herein express or implied shall give or be construed to give to any Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

11.9         Publicity. Buyers shall consult with Sellers and Sellers shall consult with Buyers before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement, and neither Buyers, on the one hand, nor Sellers, on the other hand, shall issue any such press release or make any such public statement without the prior approval of the other, except as may be required by applicable Law or any securities exchange on which the securities of Buyers or their Affiliates are listed.

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11.10         Sellers’ Representative.

(a)          Each Seller hereby irrevocably constitutes, designates and appoints, authorizes and empowers the Sellers’ Representative (and each successor appointed in accordance with Section 11.10(c)), as its or his sole, exclusive, true and lawful representative, agent and attorney-in-fact, with full power of substitution or resubstitution, but without the right to assign its rights or delegate its duties without the prior written consent of Sellers, and subject to Section 11.10(b), to perform all such acts (or to omit from taking any action), on behalf of each Seller, as are required, authorized or contemplated by this Agreement and the transactions contemplated hereby, including the power and authority to (i) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement; (ii) determine whether the conditions to Closing in Section 7 have been satisfied; (iii) serve as the named party with respect to any claim for indemnification by any Buyer Indemnified Party and to resolve such claims as the Sellers’ Representative in its sole discretion deems appropriate; (iv) give and receive any and all notices pursuant to this Agreement; (v) grant any consent, approval or waiver under this Agreement; (vi) approve waivers, clarifications or post-Closing modifications to this Agreement; (vii) review the Preliminary Statement and provide notice to Buyer under Section 2.3(b)(iv) of any items of disagreement related thereto or approval thereof, and agree upon any resolution of any dispute with respect thereto; (viii) review the Initial Target Statement and provide notice to Buyer under Section 2.2(b)(iv) of any items of disagreement related thereto or approval thereof, and agree upon any resolution of any dispute with respect thereto; (ix) review any Earn-Out Statement and provide notice to Buyer under Section 2.2(a)(iv) of any items of disagreement related thereto or approval thereof, and agree upon any resolution of any dispute with respect thereto; (x) resolve or otherwise defend any Buyer Indemnified Party as described herein, acting in good faith, including (A) to resolve a disputed claim for indemnification asserted by any such Buyer Indemnified Party pursuant to Section 9, and (B) to defend any such Buyer Indemnified Party from any Loss under Section 9, including, where appropriate, retaining legal counsel or other advisors in furtherance of that defense; and (xi) perform each such act and thing whatsoever that the Sellers’ Representative may be or is required to do, or that the Sellers’ Representative in its sole discretion determines is desirable to do, pursuant to or to carry out the intent of this Agreement, and to amend or supplement the foregoing.

(b)          The grant of authority provided for in this Section 11.10 (i) is coupled with an interest and is being granted, in part, as an inducement to Buyers to enter into this Agreement and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and will be binding on any successor thereto; and (ii) subject to this Section 11.10, may be exercised by the Sellers’ Representative acting by signing as the Sellers’ Representative of any Seller.

(c)          If the Sellers’ Representative or his or its heirs, representatives, successors and permitted assigns, as the case may be, advises Sellers that it is unavailable to perform its duties hereunder, within three Business Days of notice of such advice, an alternative Sellers’ Representative will be appointed by Sellers (it being understood and agreed, however, that, if either Timothy McAfee or William L. Mello is unavailable to perform his duties hereunder, William L. Mello or Timothy McAfee, as applicable, shall continue to perform his duties hereunder, and no alternative Sellers’ Representative will be appointed by Sellers, unless and until both William L. Mello and Timothy McAfee are unavailable to perform their respective duties hereunder). Any references in this Agreement to the Sellers’ Representative shall be deemed to include any duly appointed successor Sellers’ Representative.

(d)          Buyers may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change of Sellers’ Representative under Section 11.10(c) may continue to rely, without inquiry, upon the actions of the Sellers’ Representative as the actions of each Seller in all matters referred to in this Section 11.10. Each Seller hereby authorizes Buyers to disregard any notice delivered or other action taken by Sellers pursuant to this Agreement except for the Sellers’ Representative.

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11.11         Specific Performance. Sellers acknowledge that the business of the Companies is of a special, unique and extraordinary character, and that any breach by Sellers of this Agreement could not be compensated for by damages. Accordingly, if any Seller breaches its or his obligations under this Agreement, Buyers shall be entitled, in addition to any other remedies that they may have, to enforcement of this Agreement by a decree of specific performance requiring Sellers to fulfill their respective obligations under this Agreement, without any bond or other security being required and without the necessity of showing actual damages.

11.12         Disclosure Generally. Nothing in any Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty is in reference to the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one Schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable Schedule or cross-referenced in such other applicable Section or Schedule.

11.13         Attorney’s Fees. If any Party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing Party in such legal action shall be entitled to recover from the other Party all reasonable attorney’s fees, expert witness fees and expenses incurred by the prevailing Party in connection therewith.

11.14         Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the Parties hereto notwithstanding the fact that all Parties are not signatories to the original or the same counterpart.

[Signature pages follow.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

BUYERS:

BRAVES ACQUISITION, LLC

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil, Jr.
Title:	President

RCS CAPITAL CORPORATION

By:	/s/ Edward M. Weil, Jr.
Name:	Edward M. Weil, Jr.
Title:	President

SELLERS:

/s/ Timothy W. McAfee
Timothy W. McAfee, as Seller and Sellers’ Representative

/s/ William L. Mello
William L. Mello, as Seller and Sellers’ Representative

/s/ Dean Vernoia
Dean Vernoia

/s/ Clint Gharib
Clint Gharib

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EXHIBIT A

Definitions

For purposes of this Agreement:

“Advisory Contracts” means any investment advisory, sub-advisory, investment management, trust or similar agreement with any Client to which any Seller is a party.

“Affiliate” of a specified Person means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person.

“Applicable Accounting Principles” means the accounting principles generally accepted in the United States of America, applied consistently with those described in the notes to the audited financial statements of JPTC as of and for the fiscal year ended December 31, 2012; provided, however, that, in determining Revenues and EBITDA, no effect shall be given to any amounts paid or increases in the reserves made by the Companies in connection with the Scheduled Claims.

“Assets Under Administration” means, at a given time, the value of the assets of any Person (whether held on JPTC’s brokerage platform or held by a mutual fund, insurance company or other Person or otherwise under management pursuant to an Advisory Contract) for which any Company is the investment adviser, broker-dealer or agent of record.

“Broker-Dealer” means a “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the Exchange Act).

“Business” means the business and operations conducted by the Companies as of the date of this Agreement and as of the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Buyer Material Adverse Effect” means any facts, events, circumstances or changes that are or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the financial condition, results of operations or business of Buyers and their subsidiaries, taken as a whole, or (ii) the ability of Buyers to perform any of their respective obligations under this Agreement; provided, however, that the foregoing shall not include any fact, event, circumstance or change resulting from (A) changes in general economic or financial, credit or securities market conditions or prevailing interest rates, (B) general changes in the industries in which Buyers operate, (C) changes in Law or GAAP, or interpretations thereof by any Governmental Authority, (D) the announcement of this Agreement or any of the transactions contemplated hereby, or (E) any “act of God,” including weather, natural disasters, earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; except, with respect to clause (A), (B), (C) or (E), to the extent, and only to the extent, that such event, development, circumstance, occurrence, change or effect is disproportionately adverse to Buyers and their subsidiaries, taken as a whole, as compared to other companies operating in the industries (and, in the case of clause (E), in the geographic area) in which Buyers operate.

“Client” means any Person for which any Seller acts as investment advisor, manager, sub-advisor, sub-manager or in another similar capacity pursuant to an Advisory Contract or otherwise.

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“Closing Stock Price” means the average of the per share closing prices of Issuer Common Stock, as reported by Bloomberg, for the five trading days ending on the trading day immediately prior to, as applicable (i) the Closing Date, with respect to the Closing Stock Consideration, (ii) the first anniversary of the Closing Date, with respect to the Additional Stock Consideration, if any, and (iii) the date of the applicable Earn-Out Payment, with respect to the Earn-Out Stock Consideration, if any.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person.

“Contract” means a contract, agreement, lease, license, arrangement, understanding, obligation or commitment that is legally binding.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Earn-Out Payment” means, individually, the 2014 Earn-Out Amount, the 2015 Earn-Out Amount and the 2016 Earn-Out Amount.

“EBITDA” means earnings before interest, tax, depreciation and amortization of the Companies, each calculated in accordance with the Applicable Accounting Principles.

“Election” means, with respect to any Earn-Out Payment, the written request of any Seller delivered to the Sellers’ Representative prior to the applicable Election Deadline to receive shares of Issuer Common Stock in lieu of all or any portion of the Earn-Out Cash Consideration otherwise payable to such Seller with respect to such Earn-Out Payment.

“Election Deadline” means (i) April 15, 2015, with respect to the 2014 Earn-Out Amount, if any, (ii) April 15, 2016, with respect to the 2015 Earn-Out Amount, if any, or (iii) April 15, 2017, with respect to the 20146 Earn-Out Amount, if any.

“Environmental Laws” means all applicable United States federal, state and local, and all applicable foreign, laws, regulations, rules, orders, decrees, ordinances and common law relating to pollution or the protection of human health, safety or the environment, including laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and any and all equity or ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests and beneficial interests, and any and all warrants, options or rights to purchase or otherwise acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that would be treated as a single employer with any Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Financial Advisor” means (i) Investment Advisers or persons who are supervised persons of, or persons associated with, an Investment Adviser (in each case as defined in the Investment Advisers Act); and (ii) Broker-Dealers (or associated persons thereof, as defined in the Exchange Act).

“FINRA” means the Financial Industry Regulatory Authority, Inc. and any successor thereto.

“Governmental Approvals” means any Consent of, with or by any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof), or any tribunal or arbitrator, or any self-regulatory organization, including FINRA.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos, corporate names, and other indicia, and all goodwill related thereto (“Trademarks”); (iii) copyrightable content, works of authorship, mask works and designs (“Copyrights”); (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, specifications, designs, databases and documentation related thereto; (vi) domain names and Internet addresses; and (vii) other similar tangible or intangible intellectual property or proprietary rights to the foregoing (in whatever medium).

“Investment Adviser” means an “investment adviser” (as defined in Section 202(a)(11) of the Investment Advisers Act).

“Investment Advisers Act” means the Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder, as amended.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (a) with respect to Sellers, the actual knowledge of any Seller or the President, Chief Financial Officer, Chief Operating Officer, Chief Legal Officer or Chief Compliance Officer of any Company, in each case after due inquiry of each person who directly reports to such person, as applicable, and (b) with respect to Buyers, the actual knowledge of any executive officer of Parent, after due inquiry.

“Law” means any and all applicable domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

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“Lien” means any claim, security interest, lien (statutory or otherwise), pledge, levy, charge (including Tax charges), escrow, right of recovery, option, restriction, right of first refusal, conditional sale contract, title retention contract, easement, title defect, exception to title, encroachment, right of way, mortgage, hypothecation, Order or other encumbrance of any kind or security agreement or other similar agreement, arrangement, contract, commitment, understanding or obligation, whether written or oral.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, radiation, and any other chemicals, materials or substances regulated by or that could result in liability under any applicable Environmental Laws.

“Negative NWC Adjustment” means the amount, if any, by which the Target Working Capital (as defined in Schedule 2.4) exceeds the Estimated Closing Working Capital.

“Net Working Capital” means, as of the relevant date of determination, an amount equal to the combined current assets of the Companies, minus the combined current liabilities of the Companies, calculated in accordance with the Applicable Accounting Principles and in the manner set forth in Schedule 2.3(a).

“Neutral Auditors” means the auditing firm listed in Schedule 2.2(a). In the event such auditing firm refuses or is otherwise unable to act as the Neutral Auditors, Buyers and the Sellers’ Representative shall cooperate in good faith to promptly appoint an independent certified public accounting firm in the United States, in which event “Neutral Auditors” shall mean such firm.

“Payment Instructions” means the account(s) specified in writing by the Sellers’ Representative no later than two Business Days prior to the date of the applicable payment by Buyer to Sellers under this Agreement.

“Permitted Liens” means (i) statutory liens for Taxes, special assessments or other governmental charges not yet due and payable or that are being contested in good faith and with respect to which adequate reserves have been made, (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business that are not yet due and payable or that are being contested in good faith and with respect to which adequate reserves have been made, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any leased real property that are not violated by the current use and operation of such leased real property and do not adversely affect the value or cost of operation of such leased real property, (iv) Liens of record (excluding any Lien that secures indebtedness or that can be discharged by the payment of a liquidated amount prior to, at, or after the Closing Date) affecting title to but not adversely affecting in any material respect the value or cost of operation of, or the current occupancy or use of, any leased real property; and (v) all other matters affecting title that have been specifically and expressly waived or consented to by Buyer in writing after the date of this Agreement and prior to the Closing.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Positive NWC Adjustment” means the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital (as defined in Schedule 2.4).

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“Post-Closing Tax Period” means (i) any Tax Period or portion thereof beginning after the Closing Date and (ii) the portion of any Straddle Period beginning the day immediately after the Closing Date and ending on the last day of the Straddle Period.

“Pre-Closing Tax Period” means (i) any Tax Period or portion thereof ending on or before the Closing Date and (ii) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending on the Closing Date.

“Purchase Price” means the aggregate amount to be paid to Sellers in exchange for the Membership Interests as set forth in Section 2.2, as adjusted (if applicable).

“Restricted Business” means the business engaged in by the Companies as of the date of this Agreement and as of the Closing Date.

“Restricted Period” means the period commencing on the Closing Date and ending on the later of (i) the second anniversary of the date of the last Earn-Out Payment and (ii) 24 months following such Seller’s termination of employment with Buyers or any of their Affiliates.

“Revenues” means, as of the relevant date of determination, the combined revenues of the Companies, calculated in accordance with the Applicable Accounting Principles.

“Scheduled Claims” means the claims set forth on Schedule 12, which were settled for the amounts set forth in such Schedule or for which increases in the reserves were made in the amounts set forth in such Schedule.

“SEC” means the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Material Adverse Effect” means any facts, events, circumstances or changes that are or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the financial condition, results of operations or Business of the Companies or (ii) the ability of Sellers to perform any of their respective obligations under this Agreement; provided, however, that the foregoing shall not include any fact, event, circumstance or change resulting from (A) changes in general economic or financial, credit or securities market conditions or prevailing interest rates, (B) general changes in the industries in which the Companies operate, (C) changes in Law or GAAP, or interpretations thereof by any Governmental Authority, (D) the announcement of this Agreement or any of the transactions contemplated hereby, or (E) any “act of God,” including weather, natural disasters, earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; except, with respect to clause (A), (B), (C) or (E), to the extent, and only to the extent, that such event, development, circumstance, occurrence, change or effect is disproportionately adverse to the Companies as compared to other companies operating in the industries (and, in the case of clause (E), in the geographic area) in which the Companies operate.

“Specified Agreement” means the Agreement and Plan of Merger dated as of January 16, 2014, among RCS Capital Corporation, Clifford Acquisition, Inc., Cetera Financial Holdings, Inc. and Lightyear Capital LLC, solely in its capacity as Stockholder Representative.

“Stock Consideration” has the meaning set forth in Section 2.4(b).

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“Straddle Period” means any Tax Period beginning on or before the Closing Date and ending after the Closing Date.

“Tax” or “Taxes” means with respect to any Person (i) any and all federal, state, local, foreign and other taxes, customs, duties, governmental fees or other like assessments or charges, including any net income, alternative or add-on minimum, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, capital stock, franchise, profits, license, registration, recording, documentary, intangibles, conveyance, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental, windfall profits or other taxes of any kind imposed by any Tax Authority, together with any and all interest, penalties, additions to tax and additional amounts imposed by any Tax Authority responsible for the imposition of any such tax (domestic or foreign) whether such tax is disputed or not, and (ii) liability for the payment of any amounts of the type described in clause (i) above relating to any other Person by contract, as a transferee or successor to another Person, or under Treasury Regulations Section 1.1502-6 or any analogous provisions of state, local, foreign or other Tax Law.

“Tax Authority” means any Governmental Authority exercising any taxing or Tax regulatory authority.

“Tax Period” or “Taxable Period” means any period prescribed by any Tax Authority for with a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Returns” means any and all returns, declarations, forms (including elections, declarations or amendments), claims for refund, or information returns or statements, reports and forms relating to Taxes, including estimated Taxes, filed with any Tax Authority (including any schedule or attachment thereto), including any amendment thereof.

“Tax Sharing Agreement” means any written agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits between any Company and any Person (other than the indemnity provided pursuant to this Agreement).

“Treasury Regulations” means United States treasury regulations promulgated under the Code.

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